Exhibit 10.1

FORM OF

SEPARATION AGREEMENT

BY AND BETWEEN

SOUTHWEST GAS HOLDINGS, INC.

AND

CENTURI HOLDINGS, INC.

DATED AS OF [•], 2024

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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SCHEDULES

Schedule 1.1	Centuri Subsidiaries
Schedule 1.2	Centuri Intellectual Property Rights
Schedule 1.3	Centuri IT Assets
Schedule 1.4	Centuri Technology
Schedule 1.5	Shared Policies
Schedule 2.1(a)	Separation Step Plan
Schedule 2.2(a)(v)	Centuri Contracts
Schedule 8.1(m)	Internal Audit Obligations
Schedule 11.9	Allocation of Certain Costs and Expenses

EXHIBITS

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Centuri
Exhibit B	Form of Amended and Restated Bylaws of Centuri

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SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of [•], 2024 (this “Agreement”), is by and between Southwest Gas Holdings, Inc., a Delaware corporation (“Southwest”), and Centuri Holdings, Inc., a Delaware corporation (“Centuri”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Southwest (the “Southwest Board”) has determined that it is in the best interests of Southwest and its stockholders to create a new publicly traded company that shall operate the Centuri Business;

WHEREAS, in furtherance of the foregoing, the Southwest Board and the board of directors of Centuri (the “Centuri Board”) have determined that it is appropriate and desirable to separate the Centuri Business from the Southwest Business as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, pursuant to the Separation, (i) the Southwest Board will cause Carson Water Company, a Nevada corporation (“Carson Water”) and the owner of one hundred percent (100%) of the stock of Centuri Group, Inc. (“CGI” and the CGI stock, the “CGI Capital Stock”), to adopt a plan of liquidation and distribute all of the CGI Capital Stock to Southwest and (ii) Southwest will contribute all of the CGI Capital Stock received from Carson Water and any other Centuri Assets to Centuri in exchange for the assumption of the Centuri Liabilities and the actual or deemed issuance of additional shares of Centuri Common Stock;

WHEREAS, the Parties intend the Separation to qualify for non-recognition treatment for U.S. federal income tax purposes;

WHEREAS, the Southwest Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for Centuri to make an offer and sale to the public of a limited number of shares of Centuri Common Stock, pursuant to a registration statement on Form S-1, as more fully described in this Agreement and the Ancillary Agreements (the “IPO”), immediately following which offering and sale and any concurrent private placement(s), Southwest will own 80.1% or more of the outstanding shares of Centuri Common Stock (the “Retained Shares”);

WHEREAS, after the IPO, if effected, Southwest may (i) transfer the Retained Shares by distribution by Southwest to holders of Southwest Common Stock (the “Distribution”); (ii) effect a disposition of Retained Shares pursuant to one or more public offering(s) or private transaction(s) (“Other Disposition”); or (iii) continue to hold its interest of the Retained Shares;

WHEREAS, Southwest intends the Distribution, if effected, to qualify as tax-free for U.S. federal income tax purposes under Section 355 of the Code;

WHEREAS, Centuri has been incorporated solely for these purposes and has not engaged in activities except in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, each of Southwest and Centuri has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the IPO, Distribution or Other Disposition, in each case, if effected (collectively, the “Transactions”), and certain other agreements that will govern certain matters relating to the Transactions and the relationship of Southwest, Centuri and the members of their respective Groups following the Transactions; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Southwest and Centuri relating to the Transactions, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any charges, demand, action, audit, claim, dispute, hearing, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Separation Time, solely for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Centuri Group shall be deemed to be an Affiliate of any member of the Southwest Group and (b) no member of the Southwest Group shall be deemed to be an Affiliate of any member of the Centuri Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but only agreements as to which no Third Party is a party) in connection with the Transactions, including the Tax Matters Agreement, the Registration Rights Agreement, the Transfer Documents and any other agreement that by its express terms provides that it shall be an Ancillary Agreement for purposes of this Agreement.

“Annual Financial Statements” shall have the meaning set forth in Section 8.1(e).

“Anti-Dilution Option” shall have the meaning set forth in Section 8.5(c)(i).

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitral Tribunal” shall have the meaning set forth in Section 7.3(a).

“Arbitration Request” shall have the meaning set forth in Section 7.3.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Beneficially Own” shall have the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Business” shall mean either the Southwest Business or the Centuri Business, as the context requires.

“Business Day” shall mean any day other than Saturday or Sunday or any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

“Carson Water” shall have the meaning set forth in the Recitals.

“Centuri” shall have the meaning set forth in the Preamble.

“Centuri Accounts” shall have the meaning set forth in Section 2.8(a).

“Centuri Assets” shall have the meaning set forth in Section 2.2(a).

“Centuri Auditors” shall have the meaning set forth in Section 8.2(a).

“Centuri Balance Sheet” shall mean the pro forma combined balance sheet of the Centuri Business, including any notes and subledgers thereto, as of October 1, 2023, as presented in the IPO Registration Statement.

“Centuri Board” shall have the meaning set forth in the Recitals.

“Centuri Books and Records” shall mean all books and records to the extent used in or necessary for, as of immediately prior to the Separation Time, the operation of the Centuri Business, including financial, employee and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto (including regulatory dossiers, correspondence and related documentation); provided, that Centuri Books and Records shall not include material that Southwest is not permitted by applicable Law or agreement to disclose or transfer to Centuri; provided, further, that Centuri Books and Records shall not include any Intellectual Property Rights or Technology or any books and records relating to Tax matters, which shall be governed by the Tax Matters Agreement.

“Centuri Business” shall mean the business, operations and activities of Centuri Group, Inc. and any members of the Centuri Group as described in the IPO Registration Statement and conducted as of immediately prior to the Separation Time by either Party or any of its Subsidiaries.

“Centuri Bylaws” shall mean the Amended and Restated Bylaws of Centuri, substantially in the form of Exhibit B attached hereto, as reasonably amended in a manner consistent with then-market terms at the advice of the Underwriters to enhance marketability and, subsequent to the IPO Effective Date, shall mean such document as it may be amended from time to time.

“Centuri Capital Stock” shall mean the Centuri Common Stock and any other class of common or preferred stock of Centuri.

“Centuri Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Centuri, substantially in the form of Exhibit A attached hereto, as reasonably amended in a manner consistent with then-market terms at the advice of the Underwriters to enhance marketability and, subsequent to the IPO Effective Date, shall mean such document as it may be amended from time to time.

“Centuri Common Stock” shall mean the common stock of Centuri, par value $0.01 per share.

“Centuri Contracts” shall have the meaning set forth in Section 2.2(a)(v).

“Centuri Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Southwest that will be members of the Centuri Group as of immediately prior to the Separation Time.

“Centuri Group” shall mean Centuri and each Person that is a direct or indirect Subsidiary of Centuri as of the Separation Time, and each Person that becomes a direct or indirect Subsidiary of Centuri after the Separation Time, including the entities set forth on Schedule 1.1.

“Centuri Group Employees” shall mean each individual who is, or is intended to be, an employee of the Centuri Group as of immediately after the Separation Time (including any such individual who is not actively working as of the Separation Time as a result of an illness, injury or leave of absence approved by the Southwest Human Resources department or otherwise taken in accordance with applicable Law).

“Centuri Indemnitees” shall have the meaning set forth in Section 4.3.

“Centuri Intellectual Property Rights” shall mean all Intellectual Property Rights exclusively related to the Centuri Business that are owned by either Party or any of the members of its Group as of immediately prior to the Separation Time, including any Intellectual Property Rights set forth on Schedule 1.2.

“Centuri IT Assets” shall mean (a) all Information Technology owned by either Party or any member of its Group as of immediately prior to the Separation Time that is exclusively used or held for use in the Centuri Business, including all Information Technology set forth on Schedule 1.3; and (b) all copies of Third-Party Software loaded onto such Information Technology to the extent the applicable contract for such Software has transferred to the Centuri Group pursuant to the terms of this Agreement or the Centuri Group otherwise independently has a license to such Software that allows for the transfer of such Software to the Centuri Group.

“Centuri Liabilities” shall have the meaning set forth in Section 2.3(a).

“Centuri Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or held for use in the Centuri Business as of immediately prior to the Separation Time.

“Centuri Public Documents” shall have the meaning set forth in Section 8.1(h).

“Centuri Securities” shall mean any Centuri Capital Stock (or other equity interests) and any rights, warrants or options to acquire Centuri Capital Stock (or other equity interests) (including securities convertible into or exchangeable for Centuri Capital Stock or into which such Centuri Capital Stock (or other equity interests) is converted or exchanged).

“Centuri Technology” shall mean any Technology with respect to which the Intellectual Property Rights therein are owned by either Party or any member of its Group to the extent that such Technology is (a) exclusively used or held for use in the operation of the Centuri Business as of immediately prior to the Separation Time and capable of being copied (for example, Software), including all Technology set forth on Schedule 1.4, and (b) the know-how of the Centuri Group Employees to the extent exclusively related to the Centuri Business, but in each case, including any Information Technology and any Centuri Books and Records. For clarity, Centuri Technology does not include any Intellectual Property Rights.

“Centuri Voting Stock” shall mean all classes and series of Centuri Capital Stock entitled to vote generally with respect to the election of directors.

“CEO Negotiation Request” shall have the meaning set forth in Section 7.2.

“CGI” shall have the meaning set forth in the Recitals.

“CGI Capital Stock” shall have the meaning set forth in the Recitals.

“Chosen Courts” shall have the meaning set forth in Section 7.3(d).

“Claim Notice” shall have the meaning set forth in Section 5.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Interest Agreement” shall mean an agreement, in a form to be mutually agreed reasonably and in good faith by and among the parties thereto, providing for the common interest privilege to attach, to the maximum extent permitted by applicable Law, to any information transferred pursuant to Article V or Article VI (it being understood that such Common Interest Agreement shall not diminish, terminate or otherwise affect any attorney-client privilege, protection pursuant to the work product doctrine or other privilege or protection under this Agreement or otherwise of any Party with respect to any such information).

“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Covered Claims” shall have the meaning set forth in Section 5.1(a).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions, variants, mutations or worsening thereof or related or associated epidemics, pandemics or disease outbreaks (including any subsequent waves).

“Decision on Interim Relief” shall have the meaning set forth in Section 7.3(d).

“Disposition Date” shall mean the date upon which the Southwest Group ceases to Beneficially Own, in the aggregate, fifty percent (50%) or more of the total voting power of the then outstanding shares of Centuri Voting Stock.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“e-mail” shall have the meaning set forth in Section 11.5.

“Emergency Arbitrator” shall have the meaning set forth in Section 7.3(d).

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Financial Delivery Practices” shall have the meaning set forth in Section 8.1(c)(i).

“Financial Statements” shall mean the Annual Financial Statements and Quarterly Financial Statements, collectively.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including COVID-19 and Pandemic Measures), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a basis consistent within the Financial Statements.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the Centuri Group or the Southwest Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indebtedness” shall mean, with respect to any Person, (a) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments; (b) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term; (c) all liabilities secured by any Security Interest on any assets of such Person; (d) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; (e) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; (f) all interest bearing indebtedness for the deferred purchase price of property or services; (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f); and (h) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (a) through (g).

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information Technology” shall mean all computer systems (including hardware, computers, servers, workstations, routers, hubs, switches, and data communication lines), network and telecommunications equipment, Internet-related information technology infrastructure, other information technology equipment and all associated documentation.

“Insurance Proceeds” shall mean those monies (a) received by an insured from an insurance carrier or (b) paid by an insurance carrier on behalf of the insured, in each case, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and any costs or expenses incurred in the collection thereof.

“Intellectual Property Rights” shall mean any and all common law, statutory or other rights, whether registered or unregistered, anywhere in the world arising under or associated with the following: (a) patents, patent applications, utility models, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties or conventions (“Patents”), (b) trademarks, service marks, trade names, service names, trade dress, logos and other designations of origin, including any applications for registration of, goodwill associated with, and renewals and extensions of any of the foregoing (“Trademarks”), (c) rights associated with Internet domain names, uniform resource locators, Internet Protocol addresses, social media accounts or “handles” with Facebook, LinkedIn, Twitter and similar social media platforms, handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”), (d) copyrights and any other equivalent rights in works of authorship (including rights in software or databases as a work of authorship) and any other related rights of authors, and all registrations and applications for registration of any of the foregoing, (“Copyrights”), (e) trade secrets and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”), and (f) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“Interim Relief” shall have the meaning set forth in Section 7.3(d).

“Internal Corporate Claim” shall mean any claim (i) to apply, enforce or determine the validity of the provisions of this Agreement or the Tax Matters Agreement to the extent such application, enforcement or determination of validity is relevant to the application, enforcement or determination of any provision of the Centuri Certificate of Incorporation or Centuri Bylaws or (ii) governed by the internal affairs doctrine.

“IPO” shall have the meaning set forth in the Recitals.

“IPO Effective Date” shall mean the date of the closing of the IPO.

“IPO Registration Statement” shall mean the effective registration statement on Form S-1 to be filed under the Securities Act, pursuant to which the Centuri Common Stock to be issued in the IPO will be registered under the Securities Act, together with all amendments thereto.

“JAMS” shall mean JAMS, formerly known as Judicial Arbitration and Mediation Services, Inc., and its successors.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, Permit, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, fines, settlements, sanctions, costs, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action (including any Third-Party Claim) or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Morrison & Foerster” shall have the meaning set forth in Section 6.7(b).

“Negotiation Period” shall have the meaning set forth in Section 7.3.

“NYSE” shall mean the New York Stock Exchange.

“Officer Negotiation Request” shall have the meaning set forth in Section 7.1.

“Organizational Documents” shall have the meaning set forth in Section 8.8.

“Other Disposition” shall have the meaning set forth in the Recitals.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, immunization requirement, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic, including COVID-19.

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

“Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Southwest) or any similar release by the Federal Reserve Board (as determined by Southwest). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Privilege” shall have the meaning set forth in Section 6.7(a).

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.

“Proposed Issuance” shall have the meaning set forth in Section 8.5(c)(i).

“Prospectus” shall mean each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“Quarterly Financial Statements” shall have the meaning set forth in Section 8.1(d).

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into by and among Centuri and each of the Holders (as such term is defined therein) party thereto in connection with the Transactions.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Released Insurance Matters” shall have the meaning set forth in Section 5.1(e).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Residuals” shall mean ideas, concepts, know-how, and techniques that are retained in the memories of individual employees or contractors without the aid of any document containing confidential information.

“Retained Shares” shall have the meaning in the Recitals.

“Rules” shall have the meaning set forth in Section 7.3.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 16 Reports” shall have the meaning set forth in Section 8.1(h).

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Date” shall have the meaning set forth in Section 2.4.

“Separation Step Plan” shall have the meaning set forth in Section 2.1(a).

“Separation Time” shall mean 12:01 a.m., New York City time, on the Separation Date.

“Shared Claim” shall have the meaning set forth in Section 5.1(c).

“Shared Policies” shall mean the Policies set forth on Schedule 1.5.

“Significant Centuri Transaction” shall have the meaning set forth in Section 8.7.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Southwest” shall have the meaning set forth in the Preamble.

“Southwest Accounts” shall have the meaning set forth in Section 2.8(a).

“Southwest Assets” shall have the meaning set forth in Section 2.2(b).

“Southwest Auditors” shall have the meaning set forth in Section 8.2(d).

“Southwest Board” shall have the meaning set forth in the Recitals.

“Southwest Books and Records” shall have the meaning set forth in Section 2.2(a).

“Southwest Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Separation Time by either Party or any member of its Group, other than the Centuri Business.

“Southwest Common Stock” shall mean the common stock of Southwest, par value $1.00 per share.

“Southwest Designee” shall have the meaning set forth in Section 8.3(a)(i).

“Southwest Group” shall mean Southwest, its Representatives and each Person that is a Subsidiary of Southwest (other than Centuri and any other member of the Centuri Group) or that becomes a Subsidiary of Southwest after the Separation Time.

“Southwest Indemnitees” shall have the meaning set forth in Section 4.2.

“Southwest Liabilities” shall have the meaning set forth in Section 2.3(b).

“Southwest Public Documents” shall have the meaning set forth in Section 8.1(l).

“Specified Ancillary Agreement” shall have the meaning set forth in Section 11.17(b).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Southwest and Centuri in connection with the Transactions and, prior to a Trigger Event, in the form attached to the Centuri Certificate of Incorporation as Exhibit B.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean embodiments of Intellectual Property Rights, including blueprints, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, materials, manuals, data, databases, Software and know-how or knowledge of employees; provided, that “Technology” shall not include personal property, Information Technology, books and records or any Intellectual Property Rights.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transactions” shall have the meaning set forth in the Recitals.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Underwriters” shall mean the managing underwriters for the IPO.

“Underwriting Agreement” shall mean the underwriting agreement to be entered into by and among Southwest, Centuri and the Underwriters as representatives of the several underwriters named therein with respect to the IPO.

“Unreleased Centuri Liability” shall have the meaning set forth in Section 2.6(b)(ii).

“Unreleased Southwest Liability” shall have the meaning set forth in Section 2.6(b)(ii).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) Subject to Section 2.5, on or prior to the Separation Time, in accordance with the plan and structure set forth on Schedule 2.1(a), which may be amended at any time prior to the Separation Time by Southwest in its sole and absolute discretion (the “Separation Step Plan”):

(i) Transfer and Assignment of Centuri Assets. Southwest shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to Centuri, or the applicable Centuri Designees, and Centuri or such Centuri Designees shall be deemed to have accepted, and shall accept, from Southwest and the applicable members of the Southwest Group, all of Southwest’s and such Southwest Group member’s respective direct or indirect right, title and interest, if any, in and to all of the Centuri Assets;

(ii) Acceptance and Assumption of Centuri Liabilities. Centuri and the applicable Centuri Designees shall be deemed to have accepted, and shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Centuri Liabilities, if any, in accordance with their respective terms. Centuri and such Centuri Designees shall be responsible for all Centuri Liabilities, if any, regardless of when or where such Centuri Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, regardless of where or against whom such Centuri Liabilities are asserted or determined (including any Centuri Liabilities arising out of claims made by Southwest’s or Centuri’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Southwest Group or the Centuri Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Southwest Group or the Centuri Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Southwest Assets. Southwest and Centuri shall cause Centuri and the Centuri Designees to contribute, assign, transfer, convey and deliver to Southwest or certain members of the Southwest Group designated by Southwest, and Southwest or such other members of the Southwest Group shall accept from Centuri and the Centuri Designees, all of Centuri’s and such Centuri Designees’ respective direct or indirect right, title and interest in and to all Southwest Assets, if any, held by Centuri or a Centuri Designee; and

(iv) Acceptance and Assumption of Southwest Liabilities. Southwest and certain members of the Southwest Group designated by Southwest shall be deemed to have accepted, and shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Southwest Liabilities held by Centuri or any Centuri Designee, if any, and Southwest and the applicable members of the Southwest Group shall be responsible for all Southwest Liabilities in accordance with their respective terms, regardless of when or where such Southwest Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, where or against whom such Southwest Liabilities are asserted or determined (including any such Southwest Liabilities arising out of claims made by Southwest’s or Centuri’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Southwest Group or the Centuri Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Southwest Group or the Centuri Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), and without prejudice to any actions taken to implement, or documents entered into between or among any of the Parties or members of their respective Groups to implement, or in furtherance of, the Separation Step Plan prior to the date hereof, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) (including any documents entered into between or among any of the Parties or members of their respective Groups to implement or in furtherance of the Separation Step Plan prior to the date hereof) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement or the Tax Matters Agreement, the terms of this Agreement or the Tax Matters Agreement, as applicable, shall control.

(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) so entitled thereto shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) responsible therefor shall accept, assume and agree to faithfully perform such Liability.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, Centuri hereby waives compliance by each and every member of the Southwest Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Centuri Assets to any member of the Centuri Group. To the extent permissible under applicable Law, Southwest hereby waives compliance by each and every member of the Centuri Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Southwest Assets to any member of the Southwest Group.

2.2 Centuri Assets; Southwest Assets.

(a) Centuri Assets. For purposes of this Agreement, “Centuri Assets” shall mean the following Assets, if any and without duplication, of either Party or any of the members of its Group:

(i) all issued and outstanding capital stock or other equity interests of the members of the Centuri Group (other than Centuri), as of immediately prior to the Separation Time;

(ii) any and all Assets of either Party or any members of its Group included or reflected as assets of the Centuri Group on the Centuri Balance Sheet (including any inventory), if any, subject to any dispositions of such Assets subsequent to the date of the Centuri Balance Sheet; provided, that the amounts set forth on the Centuri Balance Sheet with respect to any Assets, if any, shall not be treated as minimum or limitations on the amount of such Assets that are included in the definition of Centuri Assets pursuant to this clause (ii);

(iii) any and all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Assets being included as Assets of Centuri or members of the Centuri Group on a pro forma combined balance sheet of the Centuri Group or any notes or subledgers thereto as of immediately prior to the Separation Time, if any, including any inventory (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Centuri Balance Sheet), it being understood that (x) the Centuri Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Centuri Assets pursuant to this clause (iii); and (y) the amounts set forth on the Centuri Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Centuri Assets pursuant to this clause (iii);

(iv) any and all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be transferred to Centuri or any other member of the Centuri Group, if any;

(v) all Contracts exclusively related to the Centuri Business and any rights, interests or claims arising thereunder of either Party or any of the members of its Group, including any Contracts set forth on Schedule 2.2(a)(v) (the “Centuri Contracts”);

(vi) all Centuri Intellectual Property Rights as of immediately prior to the Separation Time, including any goodwill appurtenant to any Trademarks included in the Centuri Intellectual Property Rights and the right to seek, recover and retain damages for infringement of any Centuri Intellectual Property Rights;

(vii) all Centuri Technology as of immediately prior to the Separation Time;

(viii) all Centuri IT Assets as of immediately prior to the Separation Time;

(ix) any and all Centuri Permits as of immediately prior to the Separation Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(x) copies of any and all Centuri Books and Records in the possession of either Party as of immediately prior to the Separation Time; provided, that Southwest shall be permitted to retain copies of, and continue to use, subject to Section 6.7, (A) any Centuri Books and Records that as of the Separation Date are used in or necessary for the operation or conduct of the Southwest Business, (B) any Centuri Books and Records that Southwest is required by Law to retain (and if copies are not provided to Centuri, then, to the extent permitted by Law, such copies will be made available to Centuri upon Centuri’s reasonable request), (C) one (1) copy of any Centuri Books and Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Southwest Assets or Southwest’s or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such Centuri Books and Records maintained by Southwest in the ordinary course of business (such material in clauses (A) through (D), the “Southwest Books and Records”); and

(xi) any and all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are exclusively related to the Centuri Business and that are of a type that are not addressed in subsections (i)-(x) of this Section 2.2(a), if any.

Notwithstanding the foregoing, (1) the Centuri Assets shall not in any event include any Asset referred to in clauses (i) through (ix) of Section 2.2(b) and (2) Centuri Assets shall not include any Assets related to Taxes, which shall be governed exclusively by the Tax Matters Agreement.

(b) Southwest Assets. For the purposes of this Agreement, “Southwest Assets” shall mean all Assets of either Party or the members of its Group as of immediately prior to the Separation Time, other than the Centuri Assets, it being understood that, notwithstanding anything herein to the contrary, the Southwest Assets shall include:

(i) any and all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Southwest or any other member of the Southwest Group, if any;

(ii) any and all Contracts of either Party or any of the members of its Group as of immediately prior to the Separation Time, other than the Centuri Contracts;

(iii) all Intellectual Property Rights owned by either Party or any of the members of its Group as of immediately prior to the Separation Time, other than the Centuri Intellectual Property Rights, if any;

(iv) all Technology of either Party or any of the members of its Group as of immediately prior to the Separation Time, other than Technology or the copies of such Technology that are Centuri Technology, if any;

(v) all Information Technology of either Party or any of the members of its Group as of immediately prior to the Separation Time, other than Centuri IT Assets, if any;

(vi) any and all Permits of either Party or any of the members of its Group as of immediately prior to the Separation Time, other than the Centuri Permits, if any, and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(vii) all Southwest Books and Records;

(viii) any and all Assets that are acquired or otherwise becomes an Asset of the Southwest Group after the Separation Time; and

(ix) any and all Assets that are not identified as Centuri Assets.

Notwithstanding the foregoing, Southwest Assets shall not in any event include any Assets related to Taxes, which shall be governed exclusively by the Tax Matters Agreement.

2.3 Centuri Liabilities; Southwest Liabilities.

(a) Centuri Liabilities. For the purposes of this Agreement, “Centuri Liabilities” shall mean the following Liabilities, if any, of either Party or any of the members of its Group:

(i) any and all Liabilities included or reflected as liabilities or obligations of Centuri or the members of the Centuri Group on the Centuri Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Centuri Balance Sheet; provided, that the amounts set forth on the Centuri Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Centuri Liabilities pursuant to this clause (i);

(ii) any and all Liabilities as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Centuri or the members of the Centuri Group on a pro forma combined balance sheet of the Centuri Group or any notes or subledgers thereto as of the Separation Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Centuri Balance Sheet), it being understood that (x) the Centuri Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Centuri Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the Centuri Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Centuri Liabilities pursuant to this clause (ii);

(iii) any and all Liabilities, including any Environmental Liabilities, to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) any Centuri Asset or the Centuri Business, if any;

(iv) any and all Liabilities of either Party or any of the members of its Group as of immediately prior to the Separation Time that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Centuri or any other member of the Centuri Group, and all agreements, obligations and Liabilities of any member of the Centuri Group under this Agreement or any of the Ancillary Agreements, if any;

(v) all Liabilities to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the Centuri Contracts, the Centuri Intellectual Property Rights, the Centuri IT Assets, the Centuri Technology or the Centuri Permits, if any;

(vi) all Liabilities related to any Representative of the Centuri Business, if any, whether arising before or after the Separation Time;

(vii) any expenses, including those expenses of Southwest, whether or not paid and whether or not accrued, to be borne by Centuri in accordance with Section 11.9; and

(viii) all Liabilities arising out of claims made by any Third Party (including Southwest’s or Centuri’s respective directors, officers, stockholders, employees and agents) against any member of the Southwest Group or the Centuri Group, if any, to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) (x) any Centuri Asset (y) the business, operations, and activities of the Centuri Business and any member of the Centuri Group or (z) the other business, operations, activities or Liabilities of Centuri referred to in clauses (i) through (vii) of this Section 2.3(a);

provided that, notwithstanding the foregoing, the Parties agree that (1) any Liabilities of any member of the Southwest Group pursuant to the Ancillary Agreements shall not be Centuri Liabilities but instead shall be Southwest Liabilities, other than as contemplated by this Agreement and Section 11.9 and (2) Centuri Liabilities shall not include any Liabilities related to Taxes, which shall be governed exclusively by the Tax Matters Agreement.

(b) Southwest Liabilities. For the purposes of this Agreement, “Southwest Liabilities” shall mean the following Liabilities, if any, of either Party or any of the members of its Group:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the Southwest Group, and all agreements, obligations and other Liabilities of Southwest or any member of the Southwest Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities of either Party or the members of its Group as of the Separation Time, in each case that are not Centuri Liabilities; and

(iii) any and all Liabilities arising out of claims made by any Third Party (including Southwest’s or Centuri’s respective directors, officers, stockholders, employees and agents) against any member of the Southwest Group or the Centuri Group, if any, to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the Southwest Business or the Southwest Assets, in each case, to the extent that such Liabilities are not Centuri Liabilities.

Notwithstanding the foregoing, Southwest Liabilities shall not include any Liabilities related to Taxes, which shall be governed exclusively by the Tax Matters Agreement.

2.4 Separation Date. Subject to the terms and conditions of this Agreement, the Separation shall be consummated at a closing to be held at the offices of Morrison & Foerster, LLP, 425 Market Street, San Francisco, California 94105 immediately prior to the IPO Effective Date or at such other place or on such other date as Southwest and Centuri may mutually agree upon in writing; provided that such date shall be no later than immediately prior to the IPO Effective Date (the day on which such closing takes place, the “Separation Date”).

2.5 Approvals and Notifications.

(a) Approvals and Notifications for Centuri Assets and Liabilities. To the extent that the transfer or assignment of any Centuri Asset, the assumption of any Centuri Liability or any of the other Transactions requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Southwest and Centuri, neither Southwest nor Centuri shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Approvals and Notifications for Southwest Assets and Liabilities. To the extent that the transfer or assignment of any Southwest Asset, the assumption of any Southwest Liability or any of the Transactions requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Southwest and Centuri, neither Southwest nor Centuri shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

2.6 Assignment and Novation of Liabilities.

(a) Assignment and Novation of Centuri Liabilities.

(i) Prior to the Separation Time, each of Southwest and Centuri, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Centuri Liabilities and obtain in writing the unconditional release of each member of the Southwest Group that is a party to any such arrangements, to the extent permitted by applicable Law and effective as of the Separation Time, so that, in any such case, the members of the Centuri Group shall be solely responsible for such Centuri Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Southwest nor Centuri shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested. To the extent such novation or assignment contemplated by the first sentence of this Section 2.6(a)(i) has been effected, the members of the Southwest Group shall, from and after the Separation Time, cease to have any obligation whatsoever arising from or in connection with such Centuri Liabilities.

(ii) If Southwest or Centuri is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Southwest Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Centuri Liability”), Centuri shall, to the extent not prohibited by Law, (x) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Separation Time, but, in any event within six (6) months thereof, and (y) as indemnitor, guarantor, agent or subcontractor for such member of the Southwest Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Southwest Group that constitute Unreleased Centuri Liabilities from and after the Separation Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Southwest Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Centuri Liabilities shall otherwise become assignable or able to be novated, Southwest shall promptly assign, or cause to be assigned, and Centuri or the applicable Centuri Group member shall assume, such Unreleased Centuri Liabilities without exchange of further consideration.

(iii) If Centuri is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.6(a), Centuri and any relevant member of its Group that has assumed the applicable Unreleased Centuri Liability shall indemnify, defend and hold harmless Southwest against or from such Unreleased Centuri Liability in accordance with the provisions of Article IV and shall, as agent or subcontractor for Southwest, pay, perform and discharge fully all the obligations or other Liabilities of Southwest thereunder.

(b) Assignment and Novation of Southwest Liabilities.

(i) Prior to the Separation Time, each of Southwest and Centuri, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Southwest Liabilities and obtain in writing the unconditional release of each member of the Centuri Group that is a party to any such arrangements, so that, in any such case, the members of the Southwest Group shall be solely responsible for such Southwest Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Southwest nor Centuri shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested. To the extent such novation or assignment contemplated by the first sentence of this Section 2.6(b)(i) has been effected, the members of the Centuri Group shall, from and after the Separation Time, cease to have any obligation whatsoever arising from or in connection with such Southwest Liabilities.

(ii) If Southwest or Centuri is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Centuri Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Southwest Liability”), Southwest shall, to the extent not prohibited by Law, (x) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Separation Time, but, in any event within six (6) months thereof, and (y) as indemnitor, guarantor, agent or subcontractor for such member of the Centuri Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Centuri Group that constitute Unreleased Southwest Liabilities from and after the Separation Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Centuri Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Southwest Liabilities shall otherwise become assignable or able to be novated, Centuri shall promptly assign, or cause to be assigned, and Southwest or the applicable Southwest Group member shall assume, such Unreleased Southwest Liabilities without exchange of further consideration.

(iii) If Southwest is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.6(b), Southwest and any relevant member of its Group (except for members of the Centuri Group) that has assumed the applicable Unreleased Southwest Liability shall indemnify, defend and hold harmless Centuri against or from such Unreleased Southwest Liability in accordance with the provisions of Article IV and shall, as agent or subcontractor for Centuri, pay, perform and discharge fully all the obligations or other Liabilities of Centuri thereunder.

2.7 Termination of Agreements.

(a) Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, Centuri and each member of the Centuri Group, on the one hand, and Southwest and each member of the Southwest Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Centuri or any member of the Centuri Group, on the one hand, and Southwest or any member of the Southwest Group, on the other hand, effective as of the Separation Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Separation Time); (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iii) any intercompany customer, sales, distribution, purchase, rebate, reimbursement, payor, retail, development, research, collaboration, promotion, quality, regulatory, services, purchase order, statement of work, supply or vendor contracts or agreements; (iv) any intercompany accounts payable, intercompany loans or accounts receivable accrued as of the Separation Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); and (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Southwest or Centuri, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

(c) All of the intercompany accounts receivable, intercompany loans and accounts payable between any member of the Southwest Group, on the one hand, and any member of the Centuri Group, on the other hand, outstanding as of the Separation Time and arising out of the contracts or agreements described in Section 2.7(b) or out of the provision, prior to the Separation Time, of the services to be provided following the Separation Time pursuant to the Ancillary Agreements shall be repaid or settled following the Separation Time in the ordinary course of business or, if otherwise mutually agreed prior to the Separation Time by duly authorized representatives of Southwest and Centuri, cancelled. All other intercompany accounts receivable, intercompany loans and accounts payable between any member of the Southwest Group, on the one hand, and any member of the Centuri Group, on the other hand, outstanding as of the Separation Time shall, as promptly as practicable after the Separation Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Southwest in its sole and absolute discretion.

2.8 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Separation Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned, or controlled, by Centuri or any other member of the Centuri Group (collectively, the “Centuri Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Southwest or any other member of the Southwest Group (collectively, the “Southwest Accounts”) so that each such Centuri Account and Southwest Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Southwest Account or Centuri Account, respectively, is de-linked from such Southwest Account or Centuri Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.8(a), there will be in place a cash management process pursuant to which the Centuri Accounts will be managed, and funds collected will be transferred into one (1) or more accounts maintained by Centuri or a member of the Centuri Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.8(a), there will continue to be in place a cash management process pursuant to which the Southwest Accounts will be managed, and funds collected will be transferred into one (1) or more accounts maintained by Southwest or a member of the Southwest Group.

(d) With respect to any outstanding checks issued or payments initiated by Southwest, Centuri or any of the members of their respective Groups prior to the Separation Time, such outstanding checks and payments shall be honored following the Separation Time by the Person or Group owning, or controlling, the account on which the check is drawn or from which the payment was initiated, respectively.

(e) Subject to the Tax Matters Agreement to the extent related to Tax items, as between Southwest and Centuri (and the members of their respective Groups), all payments made and reimbursements, credits, returns, or rebates received after the Separation Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.9 Ancillary Agreements. Concurrent with this Agreement, each of Southwest and Centuri will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.10 Disclaimer of Representations and Warranties. EACH OF SOUTHWEST (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SOUTHWEST GROUP) AND CENTURI (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CENTURI GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO: (A) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND,

IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE IPO; OTHER TRANSACTIONS

3.1 Sole and Absolute Discretion; Cooperation. Following the date hereof and subject to the terms of the Underwriting Agreement, Southwest may, in its sole and absolute discretion, determine (a) whether and when to proceed with the IPO, if at all and (b) the terms of the IPO, including the form, structure and terms of any transaction(s) or offering(s) to effect the IPO and the timing and conditions to the consummation of the IPO. In addition, subject to the terms of the Underwriting Agreement, Southwest may, at any time and from time to time until the consummation of the IPO, modify or change the terms of the IPO, including by accelerating or delaying the timing of the consummation of all or part of the IPO or terminating the IPO. Centuri shall cooperate with Southwest to accomplish the IPO and any concurrent private placement(s) and shall, at Southwest’s direction, promptly take any and all actions necessary or desirable to effect the IPO and any concurrent private placement(s), including, without limitation, the registration under the Securities Act of the Centuri Common Stock on appropriate registration form(s) to be designated by Southwest. For the avoidance of doubt, Southwest may determine, at any point prior to the IPO Effective Date, to not proceed with and terminating the IPO.

3.2 Actions Prior to the IPO.

(a) If Southwest determines in accordance with Section 3.1 to proceed with the IPO, Southwest and Centuri shall use their reasonable best efforts to consummate the IPO. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.2.

(b) Registration Statements. Centuri shall prepare and file the IPO Registration Statement, and such amendments or supplements thereto, and use its reasonable best efforts to cause the same to become and remain effective as required by Law or by the Underwriting Agreement, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the SEC or federal, state or foreign securities Laws. Southwest and Centuri shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the Centuri Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Underwriting Activities. Southwest and Centuri shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Southwest and shall comply with its obligations thereunder.

(d) IPO Consultation. Southwest and Centuri shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

(e) Securities Law Matters. To the extent required under applicable Law, Southwest and Centuri will prepare, and Centuri will file with the SEC, any such documentation and any requisite no-action letters which Southwest determines are necessary or desirable to effectuate the IPO, and Southwest and Centuri shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Each of Southwest and Centuri shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.

(f) NYSE Listing. Centuri shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the Centuri Common Stock to be issued in the IPO on the NYSE, subject to official notice of issuance.

(g) Preparation of Materials. Centuri shall participate in the preparation of materials and presentations as Southwest or the Underwriters shall deem necessary or desirable.

(h) IPO Costs. Other than the SEC registration fee and the FINRA fee, Centuri shall pay all third-party costs, fees and expenses relating to the IPO, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, all of the costs of producing, printing, mailing and otherwise distributing the Prospectus, as well as the Underwriters’ discount as provided in the Underwriting Agreement.

(i) Centuri Directors and Officers. Prior to the IPO Effective Date, Southwest and Centuri shall take all necessary actions so that, as of the IPO Effective Date, (i) the directors and executive officers of Centuri shall be those set forth in the IPO Registration Statement, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned, if requested by Southwest at Southwest’s sole discretion, from his or her position, if any, as a member of the Southwest Board or as an executive officer of Southwest; and (iii) Centuri shall have such other officers as Centuri shall appoint. Until the Disposition Date, the chair of the Centuri Board shall not be an officer of Centuri.

(j) Centuri Certificate of Incorporation and Centuri Bylaws. Prior to the IPO Effective Date, Southwest and Centuri shall each take all actions that may be required to provide for the adoption by Centuri of the Centuri Certificate of Incorporation and Centuri Bylaws, in each case, to be effective as of the IPO Effective Date.

3.3 The Distribution or Other Disposition; Cooperation.

(a) Southwest shall, in its sole and absolute discretion, determine (i) whether and when to proceed with all or part of the Distribution or Other Disposition and (ii) all terms of the Distribution or Other Disposition, as applicable, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution or Other Disposition and the timing of and conditions to the consummation of the Distribution or Other Disposition. In addition, in the event that Southwest determines to proceed with the Distribution or Other Disposition, Southwest may at any time and from time to time until the completion of the Distribution or Other Disposition abandon, modify or change any or all of the terms of the Distribution or Other Disposition, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or Other Disposition.

(b) Upon Southwest’s request, in addition to any appliable obligations of Centuri under the Registration Rights Agreement, Centuri shall cooperate with Southwest in all respects to accomplish the Distribution or Other Disposition and shall, at Southwest’s direction, promptly take any and all actions necessary or desirable to effect the Distribution or Other Disposition, including, without limitation:

(i) registering under the Securities Act the offering of Centuri Common Stock on appropriate registration form(s) to be designated by Southwest and filing any necessary documents pursuant to the Exchange Act; provided, that Southwest shall select any investment bank(s), manager(s), underwriter(s), dealer-manager(s), financial printer, solicitation or exchange agent and financial, legal, accounting, Tax and other advisors and service providers in connection with the Distribution or Other Disposition;

(ii) providing to Southwest and its Representatives information regarding Centuri and its Subsidiaries, as Southwest shall reasonably request in connection with the Distribution or Other Disposition, including all pertinent financial and other records, pertinent corporate documents and other properties of Centuri; provided, that any information requested pursuant to this Section 3.3(b)(i) which Centuri determines in good faith to be confidential, and of which determination Southwest is so notified, shall not be disclosed by Southwest or any potential transferee of Retained Shares reasonably identified by Southwest (a “Disposition Transferee”) to any other Persons until Centuri makes a “cleansing disclosure” with respect to such information; provided, further, that Centuri shall make a “cleansing disclosure” with respect to such information no later than ninety (90) days following receipt by Southwest or any Disposition Transferee of such information unless Centuri determines in good faith that such “cleansing disclosure” would have a material and adverse effect on the Centuri Business;

(iii) cooperating with any reasonable due diligence investigation and review of Centuri and its Subsidiaries to be undertaken in connection with the Distribution or Other Disposition by any Disposition Transferee that executes a confidentiality agreement, including causing senior management of Centuri to be reasonably available to any such Disposition Transferee and its Representatives;

(iv) cooperating with Southwest to take such corporate or other organizational actions as Southwest may reasonably request to permit the consummation of the Distribution or Other Disposition;

(v) delivering or causing to be delivered customary comfort letters and legal opinions as are required in connection with the Distribution or Other Disposition, in each case, subject to receipt by Centuri of any representations or documentation reasonably necessary to permit the delivery of such comfort letters or legal opinions;

(vi) cooperating with Southwest, any Disposition Transferee and their respective Representatives in connection with any filings required to be made with any Governmental Authority in connection with the Distribution or Other Disposition;

(vii) sending appropriate Centuri officers to attend any “road shows” scheduled in connection with the Distribution or Other Disposition, with all out-of-pocket costs and expenses incurred by Centuri or such officers in connection with such attendance to be paid in accordance with Section 11.9;

(viii) providing to any transfer agent, exchange agent or registrar such share certificates (to the extent certificated), book-entry authorizations (to the extent not certificated), forms, legal opinions (from Centuri’s outside or in-house counsel), agreements, documents or any other information required to consummate the Distribution or Other Disposition that Southwest, any Disposition Transferee, any underwriter or any such transfer agent, exchange agent or registrar may so request;

(ix) executing such agreements and taking such other actions as Southwest shall reasonably request in order to expedite or facilitate the disposition of the Retained Shares, including customary indemnification and contribution to the effect and to the extent provided in the Registration Rights Agreement; and

(x) otherwise cooperating with Southwest to facilitate the satisfaction on a timely basis of all conditions precedent to consummating the Distribution or Other Disposition that are within Centuri’s control.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Separation Claims.

(a) Centuri Release of Southwest. Except as provided in Section 4.1(c) and Section 4.1(d), effective as of the Separation Time, Centuri does hereby, for itself and each other member of the Centuri Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Centuri Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Southwest and the members of the Southwest Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Southwest Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Separation Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Separation Time, directors, officers or employees of Centuri or a member of the Centuri Group, in each case from: (A) all Centuri Liabilities, (B) all Liabilities arising from or in connection with the Transactions and all other activities to implement the Transactions (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the Centuri Business, the Centuri Assets or the Centuri Liabilities.

(b) Southwest Release of Centuri. Except as provided in Section 4.1(c) and Section 4.1(d), effective as of the Separation Time, Southwest does hereby, for itself and each other member of the Southwest Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Southwest Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Centuri and the members of the Centuri Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Separation Time have been directors, officers, agents or employees of any member of the Centuri Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Southwest Liabilities, (B) all Liabilities arising from or in connection with the Transactions and all other activities to implement the Transactions (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the Southwest Business, the Southwest Assets or the Southwest Liabilities.

(c) Obligations Not Affected. Nothing contained in this Agreement, including Section 4.1(a) or 4.1(b), shall impair or otherwise affect any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) as not to terminate as of the Separation Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Southwest Group or any members of the Centuri Group that is specified in Section 2.7(b) as not to terminate as of the Separation Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Separation Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group, including with respect to indemnification or contribution, under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Time;

(iv) any Liability provided in or resulting from any agreement or understanding that is entered into after the Separation Time between any Party (or a member of such Party’s Group), on the one hand, and any other Party (or a member of the other Party’s Group), on the other hand;

(v) any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Southwest Group from honoring its existing obligations to indemnify any director, officer or employee of Centuri who was a director, officer or employee of any member of the Southwest Group on or prior to the Separation Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Centuri Liability, Centuri shall indemnify Southwest for such Liability (including Southwest’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) No Claims. Centuri shall not make, and shall not permit any other member of the Centuri Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Southwest or any other member of the Southwest Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Southwest shall not make, and shall not permit any other member of the Southwest Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Centuri or any other member of the Centuri Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time at or after the Separation Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by Centuri. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Centuri shall, and shall cause the other members of the Centuri Group to, indemnify, defend and hold harmless Southwest, each member of the Southwest Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Southwest Indemnitees”), from and against any and all Liabilities of the Southwest Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Centuri Liability or Centuri Asset;

(b) any failure of Centuri, any other member of the Centuri Group or any other Person to pay, perform or otherwise promptly discharge any Centuri Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c) any breach by Centuri or any other member of the Centuri Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Southwest Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Centuri Group by any member of the Southwest Group that survives following the Separation; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus (including in any amendments or supplements thereto) (other than information provided by Southwest to Centuri specifically for inclusion in the IPO Registration Statement or any Prospectus), (ii) contained in any public filings made by Centuri with the SEC following the date of the IPO, or (iii) provided by Centuri to Southwest specifically for inclusion in Southwest’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) a member of the Centuri Group or (y) the Centuri Business or (B) Southwest has provided written notice to Centuri that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Southwest Group, including as a result of any misstatement or omission of any information by any member of the Southwest Group to Centuri.

4.3 Indemnification by Southwest. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Southwest shall, and shall cause the other members of the Southwest Group to, indemnify, defend and hold harmless Centuri, each member of the Centuri Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Centuri Indemnitees”), from and against any and all Liabilities of the Centuri Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Southwest Liability or Southwest Asset;

(b) any failure of Southwest, any other member of the Southwest Group or any other Person to pay, perform or otherwise promptly discharge any Southwest Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c) any breach by Southwest or any other member of the Southwest Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Centuri Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Southwest Group by any member of the Centuri Group that survives following the Separation; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus (including in any amendments or supplements thereto) provided by Southwest specifically for inclusion therein to the extent such information pertains to (x) any member of the Southwest Group or (y) the Southwest Business or (ii) provided by Southwest to Centuri specifically for inclusion in Centuri’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) a member of the Southwest Group or (y) the Southwest Business or (B) Centuri has provided written notice to Southwest that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Centuri Group, including as a result of any misstatement or omission of any information by any member of the Centuri Group to Southwest.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Notwithstanding the foregoing, the Tax Matters Agreement shall govern for purposes of determining the Tax treatment of any indemnification payments and the adjustments (if any) to any indemnification payment to account for any Tax liability or benefit relating to such payment.

4.5 Procedures for Indemnification.

(a) Third-Party Claims. If, at or following the Separation Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Southwest Group or the Centuri Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. Southwest may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), Southwest shall provide written notice to the Indemnitee indicating whether Southwest shall assume responsibility for defending the Third-Party Claim. If Southwest elects not to assume responsibility for defending any Third-Party Claim as provided in this Section 4.5(b) or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If Southwest has elected to assume the defense of a Third-Party Claim, then Southwest shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by Southwest during the course of the defense of such Third-Party Claim by Southwest, regardless of any subsequent decision by Southwest to reject or otherwise abandon its assumption of such defense. If Southwest elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and Southwest has an indemnification obligation with respect to such Third-Party Claim, then Southwest shall be liable for all reasonable and documented fees and expenses incurred by the Indemnitee in connection with the investigation, coordination and defense of such Third-Party Claim; provided, however, if each of Southwest and Centuri has an indemnification obligation with respect to such Third-Party Claim, then the liability for such fees and expenses shall be allocated between Southwest and Centuri in a manner proportional to their relative indemnification obligations.

(d) Right to Monitor and Participate. Notwithstanding Southwest’s election to defend any Third-Party Claim, each Party shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of Southwest or such Indemnitee, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Section 6.8 and Section 6.9, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any outside legal counsel to the Indemnitee reasonably determines in good faith that such Indemnitee and Southwest have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ one firm of separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case Southwest shall bear the reasonable and documented fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party and the other members of its Group and the Indemnitee(s) from all Liability in connection with the Third-Party Claim.

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third- Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the ownership, operation or activities of the Centuri Business prior to the Separation Time shall be deemed to be the fault of Centuri and the other members of the Centuri Group, and no such fault shall be deemed to be the fault of Southwest or any other member of the Southwest Group; and (ii) any fault associated with the ownership, operation or activities of the Southwest Business prior to the Separation Time shall be deemed to be the fault of Southwest and the other members of the Southwest Group, and no such fault shall be deemed to be the fault of Centuri or any other member of the Centuri Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Centuri Liabilities by Centuri or a member of the Centuri Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Southwest Liabilities by Southwest or a member of the Southwest Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10 Survival of Indemnities. The rights and obligations of each of Southwest and Centuri and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) From the Separation Time until the Disposition Date, the members of the Centuri Group shall continue to be insured on the terms and subject to the limits in place on the Separation Time under the Shared Policies and shall be entitled to receive coverage thereunder to the same extent as the Southwest Group, in each case to the extent permitted under such applicable Policy. As of the Disposition Date, the coverage under all Shared Policies shall continue in force only for the benefit of the Southwest Group and not for the benefit of the Centuri Group. Effective from and after the Disposition Date, the Centuri Group shall arrange for its own insurance policies with respect to the Centuri Business covering all periods (whether prior to or following the Separation Time) and agrees not to seek, through any means, to benefit from any of the Southwest Group’s Policies or the Shared Policies that may provide coverage for claims relating in any way to the Centuri Business prior to the Disposition Date.

(b) Where Shared Policies with an unaffiliated third party insurer (and excluding, for the avoidance of doubt, any self-insurance, captive insurance or similar program) cover Centuri Liabilities reported to such unaffiliated third party insurer after the Separation Time and before the Disposition Date, with respect to an occurrence prior to the Disposition Date, under an occurrence-based or claims-made policy (collectively, “Covered Claims”), then the members of the Centuri Group may claim coverage for such Covered Claims under such Shared Policies and receive any insurance recoverables with respect thereto, without any prejudice or limitation to Southwest seeking insurance under the Shared Policies for its own claims; provided that Southwest may, in its sole discretion, participate in or control the prosecution or defense of any such Covered Claim. After the Separation Time, Southwest shall procure and administer the Shared Policies; provided, that such administration shall in no way limit, inhibit or preclude the right of the members of the Centuri Group to insurance coverage thereunder in accordance with this Section 5.1(b), in each case, with respect to Covered Claims. Centuri shall promptly notify Southwest of any Covered Claims (a “Claim Notice”), and Southwest agrees to reasonably cooperate with the Centuri Group concerning the pursuit of coverage with respect to any such Covered Claim, in each case at the expense of the Centuri Group (to the extent such expenses are not covered by the applicable Shared Policies).

(c) Centuri shall be responsible for complying with the terms of the Shared Policies to obtain coverage for such Covered Claims, including if the Shared Policy requires any payments to be made in connection therewith (including self-insured retentions or deductibles), and Centuri shall make any such required payments and maintain any required or appropriate accruals or reserves for such Covered Claims. Any proceeds received by Southwest from any insurance carrier that relate to Covered Claims shall be paid promptly to Centuri. In the event that Covered Claims relate to the same occurrence for which Southwest is seeking coverage under such Shared Policies and for which the Parties have a shared defense (a “Shared Claim”), Southwest may elect to defend, at its own expense (to the extent such expenses are not covered by the applicable Shared Policies), any such claim. Within thirty (30) days after the receipt of a Claim Notice from Centuri in accordance with Section 5.1(b), Southwest shall provide written notice to Centuri indicating whether Southwest shall assume responsibility for defending the Shared Claim. If Southwest elects not to assume responsibility for defending any Shared Claim as provided in this Section 5.1(c) or fails to notify Centuri of its election within thirty (30) days after receipt of the Claim Notice from Centuri as provided in Section 5.1(b), then Southwest and Centuri shall jointly defend any such claim and waive any conflict of interest necessary to conduct a joint defense, and shall bear any expenses in connection therewith equally (to the extent such expenses are not covered by the applicable Shared Policies), including self-insured retentions or deductibles. In the event that policy limits under an applicable Shared Policy are not sufficient to fund all claims of the Southwest Group and the Centuri Group, amounts due under such Shared Policy shall be paid on a first come, first served basis, and any amounts simultaneously due shall be paid to the respective entities in proportion to the assessed value of each respective entity’s claim or claims; provided that, in the event the claims paid to the Centuri Group under such Shared Policy exceed five percent (5%) of the policy limit thereunder, and any member of the Southwest Group subsequently makes any claim under such policy, then, Centuri shall pay (or shall cause payment to be made) to Southwest an amount equal to the lesser of (i) the value of the applicable Southwest Group claim in excess of the applicable policy limit and (ii) the amount by which payments made to the Centuri Group under such policy exceeded five (5%) of the applicable policy limit.

(d) Upon a receipt of a written request from Centuri, Southwest shall use its commercially reasonable efforts to reduce or cancel the Centuri Group’s coverage under any Policies, effective no earlier than sixty (60) days after Southwest’s receipt of such request; provided, however that (i) any costs associated or incurred in connection with such reduction or cancellation shall be borne exclusively by the Centuri Group, (ii) the Centuri Group understands that there may be no premium refund or credit provided by the relevant insurers as a result of such reduction or cancellation, and (iii) if and to the extent that Southwest actually receives a premium refund or credit from the relevant insurers for the term of the coverage so reduced or cancelled as a direct result of such reduction or cancellation, Southwest shall only be obligated to credit or pay over to the Centuri Group the lesser of (A) the amount of any such credit or refund or (B) the amount, if any, last charged to the Centuri Group by Southwest for such coverage during such term.

(e) Notwithstanding anything contained in this Section 5.1, to the extent Southwest has entered into or agrees to enter into, whether on its own or with respect to the any arrangement provided for under this Section 5.1, any settlement agreement or other arrangement with any insurance provider regarding coverage under any Shared Policy that provides for any limitation of coverage or release of such insurance provider with regard to any coverage thereunder, whether in whole or in part (collectively, the “Released Insurance Matters”), Centuri agrees that it shall (i) abide by the terms of and, to the extent required, consent to, any such settlement or arrangement relating to the Released Insurance Matters as a condition to receiving any coverage under any Shared Policy related thereto; (ii) have no rights to any such coverage under the Shared Policies with respect to any Released Insurance Matters; and (iii) make no claims under any Shared Policies with respect to any Released Insurance Matters.

5.2 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within ten (10) days of a notice of non-payment) shall accrue interest at a rate per annum equal to the Prime Rate plus two and a half percent (2.5%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

5.3 Treatment of Payments for Tax Purposes. For all applicable Tax purposes, the Parties agree to treat any payment required by this Agreement as set forth in Section 5.4 of the Tax Matters Agreement.

5.4 Inducement. Centuri acknowledges and agrees that Southwest’s willingness to cause, effect and consummate the Transactions has been conditioned upon and induced by Centuri’s covenants and agreements in this Agreement and the Ancillary Agreements, including Centuri’s assumption of the Centuri Liabilities pursuant to the Separation and the provisions of this Agreement and Centuri’s covenants and agreements contained in Article IV.

5.5 Post-Separation Time Conduct. The Parties acknowledge that, after the Separation Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Separation Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.6 Centuri Annual Meeting. Centuri agrees that it will schedule its first annual meeting of stockholders following the Separation no earlier than the nine (9)-month anniversary of the Separation and no later than the twelve (12)-month anniversary of the Separation; provided, that if such twelve (12)-month anniversary occurs within the ninety (90)-day period immediately following a fiscal year end, then this deadline will be extended until 135 days after that fiscal year end.

5.7 Corporate Opportunities.

(a) From and after the Separation Time and for so long as the Southwest Group Beneficially Owns shares representing, in the aggregate, at least ten percent (10%) of the total voting power of the then outstanding shares of Centuri Voting Stock or has any directors, officers or employees who serve on the Centuri Board, the Centuri Board will renounce any interest or expectancy of Centuri in, or in being offered an opportunity to participate in, any corporate opportunities of any member of the Centuri Group that are presented to any member of the Southwest Group or any of its directors, officers or employees in accordance with Section 122(17) of the General Corporation Law of the State of Delaware.

(b) For the purposes of this Section 5.7, “corporate opportunities” of a Group shall include, but not be limited to, business opportunities that the Centuri Group is financially able to undertake, which are, from their nature, in the line of the Centuri Group’s business, are of practical advantage to it and are ones in which the Centuri Group would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by the Southwest Group or its directors, officers or employees, the self-interest of the Southwest Group or any of its directors, officers or employees will or could be brought into conflict with that of the Centuri Group.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information. Subject to Section 6.8 and any other applicable confidentiality obligations, each of Southwest and Centuri, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Separation Time, but no later than the second (2nd) anniversary of the Disposition Date, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that (i) such information relates to the Centuri Business, or any Centuri Asset or Centuri Liability, if Centuri is the requesting Party, or to the Southwest Business, or any Southwest Asset or Southwest Liability, if Southwest is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement or in connection with (A) an issuance of debt or equity securities or (B) a merger, divisive merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of either Party under Section 6.4.

6.2 Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements) or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Separation Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Separation Time in substantial accordance with the policies of Southwest as in effect at the Separation Time or such other policies as may be adopted by Southwest after the Separation Time (provided that Southwest notifies Centuri in writing of any such change). Notwithstanding the foregoing, the Tax Matters Agreement will exclusively govern the retention of Tax-related records and the exchange of Tax-related information.

6.5 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.6 Production of Witnesses; Records; Cooperation.

(a) After the Separation Time, except in the case of a Dispute between Southwest and Centuri, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.6, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property Rights.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.6 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.6(a)).

6.7 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Time have been and will be rendered for the collective benefit of each of the members of the Southwest Group and the Centuri Group, and that each of the members of the Southwest Group and the Centuri Group should be deemed to be the client with respect to such pre-Separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Privileged Information which relates to such pre-Separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.7 includes services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Separation Time to each of the Southwest Group and the Centuri Group. The Parties further recognize that certain of such post-Separation services will be rendered solely for the benefit of the Southwest Group or the Centuri Group, as the case may be, while other such post-Separation services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both the Southwest Group and the Centuri Group. In furtherance of the foregoing, each Party shall authorize the delivery to or retention by the other Party of materials existing as of the Separation Time that are necessary for such other Party to perform such services. The Parties acknowledge and agree that Morrison & Foerster LLP (“Morrison & Foerster”) has acted as counsel to the Southwest Group and Centuri Group in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. The Parties agree that, following consummation of the Separation, such representation and any prior representation of Southwest Group and Centuri Group by Morrison & Foerster shall not preclude Morrison & Foerster from serving as counsel to the Southwest Group, Centuri Group or any of their respective Affiliates, in connection with any litigation, claim or obligations arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated thereby and hereby. The Parties shall not seek or have Morrison & Foerster disqualified from any such representation based on the prior representation of the Southwest Group or Centuri Group. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. With respect to such post-Separation services and related Privileged Information, the Parties agree as follows:

(i) all Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both the Southwest Group and the Centuri Group shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes or other matters at issue; and

(ii) except as otherwise provided in Section 6.7(b)(i), Privileged Information relating to post-Separation services provided solely to: (i) any member of the Southwest Group or (ii) any member of the Centuri Group shall not be deemed shared between the Parties; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information, or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.7(a) or Section 6.7(b):

(i) subject to Section 6.7(c)(iii) and Section 6.7(c)(iv), no Party may waive, allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which any other Party has a shared Privilege, without the consent of the other Party (such consent not to be unreasonably withheld or conditioned). Consent shall be in writing or shall be deemed to be granted unless written objection is made within thirty (30) days after written notice is given to such other Party;

(ii) if a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith and shall endeavor to minimize any prejudice to the rights of the other Party. Southwest shall not unreasonably withhold or condition consent to any request for waiver by Centuri and specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii) if, within thirty (30) days of receipt by Centuri of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and Centuri determines that a Privilege should nonetheless be waived to protect or advance its interest, Centuri shall provide Southwest thirty (30) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within thirty (30) days of receipt of such notice to commence proceedings to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and any such Privilege shall not be waived by Centuri under the final determination of such dispute; and

(iv) in the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party.

(d) The transfer of all information pursuant to this Agreement is made in reliance on the agreement of Southwest and Centuri as set forth in this Section 6.7 and Section 6.8, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to information, witnesses and individuals being granted pursuant to Article VI, the furnishing of notices and documents and other cooperative efforts contemplated by Article IV, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise; provided, further that Southwest in its sole discretion may require that a Common Interest Agreement be entered into as a condition to delivering such information or providing witness services to any other Person pursuant to this Agreement.

6.8 Confidentiality.

(a) Confidentiality. Subject to Section 6.9, and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements, from and after the Separation Time until the three (3)-year anniversary of the Separation Time, each of Southwest and Centuri, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Southwest’s confidential and proprietary information pursuant to policies in effect as of the Separation Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses (giving effect to the Separation) that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves known by such Party (or any member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. Notwithstanding the foregoing three (3)-year period, Southwest’s and Centuri’s obligations with respect to confidential and proprietary information that constitutes Trade Secrets shall survive and continue for so long as such confidential and proprietary information retains its status as a Trade Secret. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.8(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with this Section 6.8. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c) Residuals. Nothing in this Agreement shall prohibit Southwest Group from using for any purpose Residuals retained by its employees and contractors having access to the Centuri Assets or other confidential information related to Centuri Group. Centuri Group also covenants and agrees that no member of the Centuri Group shall bring suit or otherwise assert any claim against any member of the Southwest Group in connection with any Residuals or for inadvertent use of any retained Centuri Assets.

(d) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Separation Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information (including personal health information) relating to, Third Parties (i) that was received under privacy policies or notices or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Separation Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies or notices, as well as applicable data privacy Laws or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally-protected personal information (including personal health information) relating to, Third

Parties in accordance with the obligations outlined in the applicable privacy policies or notices and applicable data privacy Laws or other applicable Laws and the terms of any agreements that were either entered into before the Separation Time or affirmative commitments or representations that were made before the Separation Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.9 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Good Faith Officer Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy, demand, request for relief or claim of any kind arising out of, in connection with or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article VII), including regarding whether any Assets are Centuri Assets or Southwest Assets, any Liabilities are Centuri Liabilities or Southwest Liabilities or the validity, interpretation, breach or termination of this Agreement or any such Ancillary Agreement (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within fifteen (15) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiations. All such negotiations shall be conducted by the Chief Financial Officers or general counsels of the Parties (or such other individuals designated by the respective general counsels). All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within twenty-one (21) days of receipt of the Officer Negotiation Request, and such twenty-one (21)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good-faith negotiations in accordance with Section 7.2.

7.2 Good Faith CEO Negotiation. If any Dispute is not resolved pursuant to Section 7.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within twenty-one (21) days of receipt of a CEO Negotiation Request, and such twenty-one (21)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 7.3.

7.3 Arbitration. If a Dispute has not been resolved within twenty-one (21) days of the receipt of a CEO Negotiation Request in accordance with Section 7.2, or within such longer period as the Parties may agree to in writing (in either case, the “Negotiation Period”), then such Dispute may be submitted by either Party (an “Arbitration Request”) to final and binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (the “Rules”), except as provided in Section 11.13 or as otherwise modified herein. In the event of any arbitration in accordance with this Section 7.3, (a) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (b) any contractual time period or deadline under this Agreement or any Ancillary Agreement relating to such Dispute occurring after the CEO Negotiation Request is received shall not be deemed to have passed until such arbitration has been resolved.

(a) The arbitration shall be conducted using a panel of three (3) arbitrators (the “Arbitral Tribunal”) selected as follows: (i) within thirty (30) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third independent arbitrator who will act as chairperson of the Arbitral Tribunal. In the event that either Party fails to name an arbitrator within thirty (30) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third independent arbitrator will be appointed pursuant to the Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within thirty (30) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such thirty (30)-day period, then upon written application by either Party, the sole independent arbitrator will be appointed pursuant to the Rules. Each arbitrator nominated hereunder must have relevant experience and skill in resolving disputes of a kind similar to the Dispute in question.

(b) The arbitration shall be held, and the award shall be rendered, in Las Vegas, NV, in the English language.

(c) For the avoidance of doubt, by submitting their Dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration, the jurisdiction of the Arbitral Tribunal (including the scope of this agreement to arbitrate and the extent to which a Dispute is within that scope), and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d) Without derogating from Section 7.3(e), the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the Rules (the “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 11.13. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; and (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any federal court within the Borough of Manhattan in the City of New York or any court of the State of New York, in each case located in the Borough of Manhattan in the City of New York (each a “Chosen Court” and collectively, the “Chosen Courts”) (which courts the Parties hereby agree have jurisdiction over them to enforce any such award) and any other court of competent jurisdiction.

(e) The Arbitral Tribunal shall have the power to grant any remedy or relief that is in accordance with the terms of this Agreement or the applicable Ancillary Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement.

(f) The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and expenses and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g) Subject to Section 11.17(c), arbitration under this Article VII shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any Chosen Court (which courts the Parties hereby agree have jurisdiction over them to enforce any such award) and any other court having jurisdiction over the relevant Party or its Assets.

7.4 Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents or evidence submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by applicable Law or stock exchange rule or to defend or pursue any legal right or to the extent required for financial reporting or the audit of applicable financial statements. In the event any Party makes application to any court in connection with this Section 7.4 (including any proceedings to enforce a final award or any Interim Relief), that Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal (other than with respect to materials already publicly available), shall oppose any challenge by any third party to such sealing, and shall give the other Party prompt (and, in any event, within one (1) Business Day) notice of such challenge.

7.5 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.1, Section 7.2 or Section 7.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request or an Arbitration Request and the other Party has failed to comply with Section 7.1, Section 7.2 or Section 7.3 in good faith with respect to such negotiation or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the Rules. In addition, and notwithstanding anything to the contrary in this Article VII, to the extent any provision of this Article VII would conflict with Section 11.17(c), the provisions of Section 11.17(c) shall control.

7.6 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FINANCIAL AND OTHER COVENANTS

8.1 Disclosure and Financial Controls. The Parties agree that, for so long as Southwest is required to consolidate the results of operations and financial position of Centuri and any other members of the Centuri Group or to account for its investment in Centuri or any other member of the Centuri Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) or to complete a financial statement audit for any such period:

(a) Disclosure and Financial Controls. Centuri will, and will cause each other member of the Centuri Group to, maintain, as of and after the IPO Effective Date, (i) disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 and (ii) internal systems and procedures that provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP as historically applied by Southwest and applicable Law, (B) all transactions of members of the Centuri Group are recorded as necessary to permit the preparation of the financial statements of Southwest and Centuri, (C) the receipts and expenditures of members of the Centuri Group are authorized at the appropriate level within the Centuri Group and (D) unauthorized use or disposition of the assets of any member of the Centuri Group that could have a material effect on the Financial Statements is prevented or detected and communicated in a timely manner.

(b) Fiscal Year. Centuri will maintain a fiscal year for purposes of GAAP reporting that ends on the Sunday closest to the end of the calendar year and begins on the Monday following such Sunday.

(c) Monthly and Quarterly Financial Information. Centuri will, and will cause each member of the Centuri Group to, from and after the IPO Effective Date:

(i) no later than six (6) Business Days after the end of each month (including the last month of Southwest’s fiscal year), deliver or make available to Southwest financial information (i.e., income statement or earnings schedule) for use by Southwest to record equity earnings in Centuri, and no later than nine (9) Business Days after the end of each fiscal quarter, deliver or make available a consolidated income statement and balance sheet, and no later than thirteen (13) Business Days after the end of each fiscal quarter, deliver or make available a consolidated cash flows statement, including supplemental data, all for such periods in the same format and manner, with the same detail and in the same timeframe, as the Centuri Business delivered or made available such information to Southwest prior to the Separation Time (such practices, the “Financial Delivery Practices”);

(ii) deliver or make available to Southwest a consolidated income statement, balance sheet, cash flows statement and supplemental data related to cash flows, or the information required to prepare a consolidated income statement, balance sheet, cash flows statement and supplemental data related to cash flows, and other necessary disclosures (including financial statement footnotes, management’s discussion and analysis and any other SEC reporting requirements) on a quarterly basis in accordance with the Financial Delivery Practices;

(iii) be responsible for reviewing its results and data and for informing Southwest immediately of any post-closing adjustments that come to its attention;

(iv) provide final sign-off of its results, using Southwest’s materiality standards, no later than twenty-five (25) Business Days after the quarterly close period ends for the income statement, balance sheet, cash flows and supplemental data, in each case unless otherwise directed by Southwest; and

(v) no later than five (5) Business Days prior to Southwest’s filing of its quarterly financial statements with the SEC, deliver to Southwest a certification executed by the Chief Executive Officer and Chief Financial Officer of Centuri, as the case may be, that the quarterly financials appropriately represent the financial results, position, and activities of Centuri, and that financial reporting controls of Centuri operated effectively to ensure material accuracy during and as of the reporting date, that no significant errors were detected that would have altered earlier periods, and whether there were any changes in controls that would represent a material change in internal control during the period.

(d) Quarterly Financial Statements. From and after the IPO Effective Date, as soon as practicable, in accordance with the Financial Delivery Practices, Centuri shall deliver to Southwest drafts of (i) the consolidated financial statements of the Centuri Group (and notes thereto) for each fiscal quarter and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Centuri the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP; and (ii) a discussion and analysis by management of the Centuri Group’s financial condition and results of operations for such fiscal quarter, including an explanation of any material period-to-period changes and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that Centuri shall deliver such information at a specified, earlier time upon Southwest’s written request with at least twenty (20) days’ advance notice. The information set forth in clauses (i) and (ii) above is referred to in this Agreement as the “Quarterly Financial Statements.” Centuri shall be responsible for reviewing its results and data and for informing Southwest immediately of any post-closing adjustments that come to its attention. From and after the IPO Effective Date, no later than five (5) Business Days prior to the date Centuri publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available, Centuri shall deliver to Southwest the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of Centuri in the forms required under SEC rules for periodic reports and in form and substance satisfactory to Southwest; provided, however, that Centuri may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Centuri to Southwest as soon as practicable, and in any event within twenty-four (24) hours of making any such corrections or changes; provided, further, that Southwest’s and Centuri’s legal and financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Centuri may consider making to its Quarterly Financial Statements and related disclosures during the five (5) Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Southwest’s financial statements or related disclosures. Without limiting the foregoing, Centuri shall consult with Southwest regarding Southwest’s comments on the Quarterly Financial Statements and related disclosures and shall accept all of Southwest’s reasonable and appropriate comments on such Quarterly Financial Statements and related disclosures except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to the ownership of Centuri by Southwest or the Transactions, shall be filed with the SEC or otherwise made public by any Centuri Group member without the prior written consent of Southwest. Notwithstanding anything to the contrary in this Section 8.1(d), Centuri shall, unless otherwise required by applicable Law, (x) consult with Southwest as to the timing the Quarterly Financial Statements will be filed with the SEC and (y) file with the SEC the Quarterly Financial Statements no later than the date on which Southwest files with the SEC its own quarterly financial statements for the same fiscal quarter; provided, that in the case of this clause (y), Southwest shall provide notice to Centuri of (1) the filing date for its own quarterly financial statements no later than thirty (30) Business Days prior to such filing date and (2) any change to the filing date for its own quarterly financial statements no later than three (3) Business Days prior to such new filing date.

(e) Annual Financial Statements. From and after the IPO Effective Date, on an annual basis, in accordance with the Financial Delivery Practices, Centuri shall deliver to Southwest a consolidated income statement, balance sheet, cash flows statement, including supplemental data, and other necessary disclosures (including financial statement footnotes, management’s discussion and analysis and any other SEC reporting requirements) for such fiscal year in such format and detail as Southwest may request. Centuri shall be responsible for reviewing its results and data and for informing Southwest immediately of any post-closing adjustments that come to its attention. From and after the IPO Effective Date, Centuri must provide final sign-off of its results, using Southwest’s materiality standards, no later than twenty-five (25) Business Days after the annual close period ends for the income statement, the balance sheet and the cash flows statement, including supplemental data, in each case unless otherwise directed by Southwest. A certification shall be provided by the Chief Executive Officer and Chief Financial Officer of Centuri pertaining to the internal controls no later than five (5) Business Days prior to Southwest’s filing of its audited annual financial statements with the SEC. From and after the IPO Effective Date, as soon as practicable, and in any event no later than twenty (20) Business Days prior to the date on which Southwest has notified Centuri that Southwest intends to file its annual report on Form 10-K or other document containing annual financial statements with the SEC, Centuri shall deliver to Southwest any financial and other information and data with respect to the Centuri Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Southwest in connection with the preparation of Southwest’s financial statements and annual report on Form 10-K. From and after the IPO Effective Date, as soon as practicable, and in any event no later than ten (10) Business Days prior to the date on which Centuri is required to file an annual report on Form 10-K or other document containing the Annual Financial Statements (as defined below) with the SEC, Centuri shall deliver to Southwest (i) drafts of the consolidated financial statements of the Centuri Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP; and (ii) a discussion and analysis by management of the Centuri Group’s financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K. The information set forth in clauses (i) and (ii) above is referred to in this Agreement as the “Annual Financial Statements.” Centuri shall deliver to Southwest all revisions to such drafts as soon as any such revisions are prepared or made. From and after the IPO Effective Date, no later than five (5) Business Days prior to the date Centuri publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available, Centuri shall deliver to Southwest the final form of its annual report on Form 10-K and certifications thereof by the principal executive and financial officers of Centuri in the forms required under SEC rules for periodic reports and in form and substance satisfactory to Southwest; provided, however, that Centuri may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by Centuri to Southwest as soon as practicable, and in any event within twenty-four (24) hours of making any such corrections or changes; provided, further, that Southwest’s and Centuri’s legal and financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which Centuri may consider making to its Annual Financial Statements and related disclosures during the five (5) Business Days immediately prior to any anticipated filing with the SEC. Without limiting the foregoing, Centuri shall consult with Southwest regarding Southwest’s comments on the Annual Financial Statements and related disclosures and shall accept all of Southwest’s reasonable and appropriate comments on such Annual Financial Statements and related disclosures except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Annual Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to the ownership of Centuri by Southwest or the Transactions shall be filed with the SEC or otherwise made public by any Centuri Group member without the prior written consent of Southwest. Notwithstanding anything to the contrary in this Section 8.1(e), Centuri shall, unless otherwise required by applicable Law, (x) file with the SEC the Annual Financial Statements no later than the date on which Southwest files with the SEC its own annual financial statements for the same fiscal year and (y) consult with Southwest as to the timing the Annual Financial Statements will be filed with the SEC.

(f) Affiliate Financial Statements. From and after the IPO Effective Date, Centuri shall deliver to Southwest all quarterly and annual financial statements of each Affiliate of Centuri which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as the Quarterly Financial Statements and Annual Financial Statements required to be delivered to Southwest pursuant to this Section 8.1.

(g) Conformance with Southwest Financial Presentation. All information provided by any member of the Centuri Group to Southwest or filed with the SEC (in connection with any public filings made by Southwest with any Governmental Authority) pursuant to Section 8.1(c) through (f) inclusive shall be consistent in terms of format and detail and otherwise with Southwest’s policies with respect to the application of GAAP and practices in effect on the Separation Date with respect to the provision of such financial information by such member of the Centuri Group to Southwest (and, where appropriate, as presently presented in financial reports to the Southwest Board), with such changes therein as may be requested by Southwest from time to time consistent with changes in such accounting principles and practices, including any changes in the interpretation or application of GAAP as historically applied by Southwest.

(h) Centuri Reports Generally. From and after the IPO Effective Date, Centuri shall, and shall cause each other member of the Centuri Group that files information with the SEC to, deliver to Southwest: (i) substantially final drafts, as soon as the same are prepared, of (A) all releases, reports, notices and proxy and information statements to be sent or made available by any such member of the Centuri Group to its security holders or the public, (B) all regular, periodic and other reports to be filed or furnished under Sections 13, 14, 15 and 16 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders, and Forms 3, 4 and 5 and amendments thereto with respect to the Centuri Common Stock (“Section 16 Reports”)) and (C) all registration statements and prospectuses to be filed by any such member of the Centuri Group with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (the documents identified in clauses (A), (B) and (C), the “Centuri Public Documents”) and (ii) as soon as practicable, but in no event later than five (5) Business Days (other than with respect to Form 8-Ks or Section 16 Reports) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Centuri Public Documents and, with respect to Form 8-Ks and Section 16 Reports, as soon as practicable, but in no event later than three (3) Business Days prior to the earliest date the same are filed in the case of planned Form 8-Ks, and as soon as practicable, but in no event less than eight (8) hours prior to the filing, in the case of unplanned Form 8-Ks and Section 16 Reports; provided, however, that Centuri may continue to revise such Centuri Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Centuri to Southwest as soon as practicable, and in any event within twenty-four (24) hours of making any such corrections or changes; provided, further, that the legal and financial representatives of Southwest and Centuri shall actively consult with each other regarding any changes (whether or not substantive) which Centuri may consider making to any of its Centuri Public Documents and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Southwest’s financial statements or related disclosures. Without limiting the foregoing, Centuri shall consult with Southwest regarding Southwest’s comments on the Centuri Public Documents and shall accept all of Southwest’s comments on such Centuri Public Documents except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Centuri Public Document or any other document which refers to, or contains information not previously publicly disclosed with respect to the ownership of Centuri by Southwest or the Transactions shall be filed with the SEC or otherwise made public by any Centuri Group member without the prior written consent of Southwest. Notwithstanding anything to the contrary in this Section 8.1(h), Centuri and Southwest will consult with each other as to the timing the Centuri Public Documents will be filed with the SEC.

(i) Budgets and Financial Projections. From and after the IPO Effective Date, Centuri will, as promptly as practicable, deliver to Southwest copies of all annual budgets and financial projections (consistent in terms of format and detail with Southwest’s historical practices, except as mutually agreed upon by the Parties) relating to Centuri on a consolidated basis and shall provide Southwest an opportunity to meet with management to discuss such budgets and projections. At Southwest’s request, Centuri will, as promptly as practicable, deliver to Southwest copies of all updated annual budgets and financial projections and explanations with respect to any material variances between such updated annual budgets and financial projections and those previously delivered to Southwest pursuant to this Section 8.1(i). In addition, from and after the IPO Effective Date, Centuri will deliver to Southwest, on a quarterly basis, projected financial results (in the form of income statements, balance sheets and cash flow statements) for the five (5) years following the year of delivery.

(j) Additional Information. Centuri shall promptly deliver to Southwest any financial and other information and data with respect to the Centuri Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Southwest from time to time, including, without limitation, information and data:

(i) related to or required to support periodic and ad-hoc reporting by any member of the Southwest Group of current cash, liquidity and credit-to-debt facility balances;

(ii) related to or required to support forward-looking expectations by any member of the Southwest Group relative to cash, liquidity, credit-to-debt facilities and balances, credit metrics and debt covenants;

(iii) related to or required to perform a valuation of any Centuri Capital Stock held by any member of the Southwest Group as of any date reasonably requested by such member;

(iv) related to or required by SEC cybersecurity rulemaking, enhanced human capital disclosures and climate disclosure rule compliance applicable to any member of the Southwest Group, including, with respect to climate disclosure rule compliance, information and data related to Scope 1 and Scope 2 emissions (verified by a qualified attestation firm if required by applicable Law) and Scope 3 emissions (if required by applicable Law);

(v) related to or required by new SEC rules and regulations or FASB Accounting Standards Updates, or existing rules applied to new transaction, applicable to any member of the Southwest Group;

(vi) related to or required by diligence inquiries, comfort letters or filings with the SEC, in each case, in connection with any issuance of debt or equity securities contemplated by any member of the Southwest Group;

(vii) related to or required by diligence inquiries in connection with any ATM issuance or other capital raise process by any member of the Southwest Group;

(viii) related to compensation plan performance for any period including Southwest dividend attribution for active program grants or previous program grants remaining undistributed, which may result in distributions of Southwest capital stock to Centuri employees;

(ix) related to or required to prepare pro forma information, report discontinued operations or any derivative thereof;

(x) related to or required to complete quarterly reviews or annual audits, special procedures or government forms;

(xi) related to or required to address inquiries by any Governmental Authority received by any member of the Southwest Group or any of their Affiliates;

(xii) regarding Centuri management and executive compensation information to support undertakings by the compensation committee of Southwest;

(xiii) related to or required to prepare any Southwest sustainability reports;

(xiv) required by all matters relating to rating agency requests or credit metrics;

(xv) related to variances from expected results or line items or comparative period results or line items, including schedules of incremental, non-routine or non-recurring charges to expense or other impacts; and

(xvi) related to any changes in internal controls (including changes in personnel, processes or information systems) and any internal control deficiencies (including management’s remediation plans).

Notwithstanding anything to the contrary in this Section 8.1, the obligations provided for in Sections 8.1(j)(x) and (xi) shall survive until Southwest ceases to Beneficially Own at least five percent (5%) of the then outstanding shares of Centuri Common Stock.

(k) Earnings Releases and Financial Guidance. From and after the IPO Effective Date, Centuri and Southwest will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Centuri Group and to comment thereon. From and after the IPO Effective Date, Southwest and Centuri shall coordinate the timing of (i) their respective earnings release conference calls and (ii) their respective public earnings release issuance and filings with the SEC, in each case, as directed by Southwest. No later than three (3) Business Days prior to the date that Centuri intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, Centuri will deliver to Southwest copies of substantially final drafts of all related press releases, investor presentations and other statements to be made available to Centuri’s employees or to the public. In addition, from and after the IPO Effective Date, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentence, the issuing Party shall consult with the other Party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts, and immediately following the issuance thereof, the issuing Party shall deliver to the other Party copies of final drafts of all press releases and other public statements. The Centuri Group shall obtain the written consent of Southwest prior to issuing any press releases or otherwise making public statements with respect to the Transactions or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto, other than, in each case, with respect to disclosures made that are substantially consistent with disclosure contained in the IPO Registration Statement.

(l) Cooperation on Southwest Filings. From and after the IPO Effective Date, Centuri will cooperate fully, and cause the Centuri Auditors to cooperate fully, with Southwest to the extent reasonably requested by Southwest in the preparation of (i) all releases, reports, notices and proxy and information statements to be sent or made available by any member of the Southwest Group to its security holders or the public, (ii) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders) and (iii) all registration statements and prospectuses to be filed by any member of the Southwest Group with the SEC or any securities exchange (the documents identified in clauses (i), (ii) and (iii), the “Southwest Public Documents”). Centuri is responsible for the preparation of its financial statements for inclusion in any public filings made by Southwest with any Governmental Authority in accordance with Southwest’s policies with respect to the application of GAAP and shall indemnify Southwest for any Liabilities it shall incur with respect to the inaccuracy of such statements. As long as Southwest is required to consolidate the results of operations and financial position of Centuri in its financial statements, Centuri will continue to prepare the quarterly and annual financial reporting analysis and provide support for financial statement footnotes and other information included in the Southwest Public Documents. Such information and the timing thereof will be consistent with the Southwest financial statement processes in place prior to the Separation Time. Centuri agrees to provide to Southwest all information that Southwest reasonably requests in connection with any Southwest Public Documents or that, in the judgment of Southwest’s counsel, is required to be disclosed or incorporated by reference therein under applicable Law. Centuri will provide such information in a timely manner on the dates reasonably requested by Southwest (which may be earlier than the dates on which Centuri otherwise would be required to have such information available) to enable Southwest to prepare, print and release all Southwest Public Documents on such dates as Southwest may determine, but in no event later than as required by applicable Law. Centuri will use its reasonable best efforts to cause the Centuri Auditors to consent to any reference to them as experts in any Southwest Public Documents required under applicable Law. If and to the extent requested by Southwest, Centuri will diligently and promptly review all drafts of such Southwest Public Documents and prepare in a diligent and timely fashion any portion of such Southwest Public Documents pertaining to Centuri. Centuri management’s responsibility for reviewing such disclosures shall include a determination that such disclosures are complete and accurate and consistent with other public filings or disclosures which have been made by Centuri. Prior to any printing or public release of any Southwest Public Document, an appropriate executive officer of Centuri will, if requested by Southwest, certify that the information relating to any member of the Centuri Group or the Centuri Business in such Southwest Public Document is accurate, true, complete and correct in all material respects. Unless otherwise required by applicable Law, Centuri will not publicly release any financial or other information that conflicts with the information with respect to any member of the Centuri Group or the Centuri Business that is included in any Southwest Public Document without Southwest’s prior written consent. Prior to the release or filing thereof, Southwest will provide Centuri with a draft of any portion of a Southwest Public Document containing Southwest relating to the Centuri Group and will give Centuri an opportunity to review such information and comment thereon; provided that Southwest will determine in its sole and absolute discretion the final form and content of all Southwest Public Documents.

(m) Certifications. In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the SEC) of Southwest to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, Centuri shall, within a reasonable period of time following a request from Southwest in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Southwest with certifications of such officers, in a form reasonably acceptable to Southwest, in support of the certifications of Southwest’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to each Quarterly Report on Form 10-Q and Annual Report on Form 10-K of Southwest for which Southwest is required by Law to consolidate the financial results or financial position of Centuri and any other members of the Centuri Group in its financial statements (either on a consolidation or equity method accounting basis, determined in accordance with GAAP as historically applied by Southwest and consistent with SEC reporting requirements) or complete a financial statement audit for any period during which the financial results or financial position of the Centuri Group were consolidated with those of Southwest. Centuri shall cooperate with Southwest to ensure that Centuri’s policies, procedures and practices with respect to Centuri’s compliance under the Sarbanes-Oxley Act of 2002 are consistent with Southwest’s policies, procedures and practices with respect thereto (including with respect to key controls, testing requirements, sample sizes and selection methodology), including the obligations set forth on Schedule 8.1(m). In connection with any request for certifications made pursuant to this Section 8.1(m), Southwest shall provide to Centuri, in writing, its documented policies, procedures and practices on key controls, testing requirements, sample sizes and selection methodology.

(n) For the avoidance of doubt, Centuri’s requirements under this Section 8.1 will continue until the reporting for all financial statement periods during which Southwest was required to consolidate the results of operations and financial position of Centuri and any other members of the Centuri Group or to account for its investment in Centuri or any other member of Centuri Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements applicable to Southwest) has been completed. For example, if Centuri ceases to be a consolidated subsidiary or equity method affiliate of Southwest on September 30, Centuri’s obligations with regard to information required for Southwest’s Form 10-K for the year ended December 31 will remain in effect until such Form 10-K has been filed.

(o) From and after the IPO Effective Date, Southwest shall provide to Centuri data of the type utilized by Southwest prior to the IPO Effective Date to calculate the fair value of debt held by Centuri.

8.2 Auditors and Audits; Annual Statements and Accounting. The Parties agree that, for so long as Southwest is required to consolidate the results of operations and financial position of Centuri and any other members of the Centuri Group or to account for its investment in Centuri or any other member of the Centuri Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements applicable to Southwest) or to complete a financial statement audit for any such period:

(a) Selection of Centuri Auditors. Unless required by Law, Centuri will not select an accounting firm other than PricewaterhouseCoopers LLP (or its affiliate accounting firms) (unless so directed by Southwest in accordance with a change by Southwest in its accounting firm) to serve as its independent certified public accountants (“Centuri Auditors”) without Southwest’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b) Audit Timing. Centuri shall use its reasonable best efforts to enable Southwest to meet its timetable for the printing, filing and public dissemination of Southwest’s annual and quarterly financial statements, all in accordance with this Section 8.2 and as required by applicable Law.

(c) Quarterly Review. Beginning in the first fiscal year following the IPO Effective Date, Centuri shall use its best efforts to enable Centuri Auditors to complete their quarterly review procedures on the Quarterly Financial Statements on the same date that Southwest Auditors complete their quarterly review procedures on Southwest’s quarterly financial statements.

(d) Information Needed by Southwest and Auditors. Centuri shall provide to Southwest on a timely basis all information that Southwest reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Southwest’s annual and quarterly statements in accordance with this Section 8.2 and as required by applicable Law, including read-only access to Centuri’s SAP system. Without limiting the generality of the foregoing, Centuri shall provide all required financial information with respect to the Centuri Group to the Centuri Auditors in a sufficient and reasonable time and in sufficient detail to permit the Centuri Auditors to take all steps and provide all reviews necessary to provide sufficient assistance to the independent auditors of Southwest (the “Southwest Auditors”) with respect to information to be included or contained in Southwest’s annual and quarterly financial statements.

(e) Access to Centuri Auditors. Centuri will authorize the Centuri Auditors to make available to the Southwest Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of Centuri and work papers related to the annual audit and quarterly reviews of Centuri, in all cases within a reasonable time prior to the Centuri Auditors’ opinion date, so that the Southwest Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Centuri Auditors as it relates to the Southwest Auditors’ report on Southwest’s financial statements, all within sufficient time to enable Southwest to meet its timetable for the printing, filing and public dissemination of Southwest’s annual financial statements; provided, that in the event that the Centuri Auditors and the Southwest Auditors are different, the sharing of work papers prepared by the Centuri Auditors shall be subject to approval by the Centuri Auditors (such approval not to be unreasonably withheld, conditioned or delayed).

(f) Access to Records. If Southwest determines in good faith that there may be some inaccuracy in the financial statements of a member of the Centuri Group or a deficiency or inadequacy in the internal accounting controls or operations of a member of the Centuri Group that could materially impact Southwest’s financial statements, at Southwest’s request, Centuri will provide the Southwest Auditors and Southwest’s other representatives with access to the Centuri Group’s books and records so that Southwest may conduct reasonable audits relating to the financial statements provided by Centuri under this Agreement as well as to the internal accounting controls and operations of the Centuri Group.

(g) Operating Review Process. Centuri shall conduct its strategic and operational review process on a schedule that is consistent with that of Southwest’s. As a supplement to the information furnished by any member of the Centuri Group to Southwest pursuant to Section 8.1, the Centuri Group shall allow Southwest to conduct its strategic and operational reviews of the Centuri Group through participation in meetings or other activities of the Centuri Board by the Southwest Designees or otherwise as requested by Southwest outside of such meetings or other activities of the Centuri Board. To facilitate Southwest’s participation in the process in this manner, Centuri shall hold all of its regularly scheduled board meetings at which its strategic and operational reviews are discussed within a time frame consistent with Southwest’s strategic and operational review process. Centuri shall also, and shall cause each other member of the Centuri Group to, allow Southwest to conduct all other reviews of the Centuri Group’s operations, affairs, finances or results (other than those required to comply with applicable financial reporting requirements or its customary financial reporting practices) through participation in meetings or other activities of the Centuri Board by the Southwest Designees or otherwise as requested by Southwest outside of such meetings or other activities of the Centuri Board. In connection with strategic, operational or other reviews, relevant Southwest personnel other than the Southwest Designees may participate at Southwest’s invitation. Southwest shall notify Centuri in advance of any such additional attendees.

(h) Notice of Changes. Centuri will give Southwest as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Centuri’s accounting estimates or accounting principles from those in effect on the IPO Effective Date. Centuri will consult with Southwest and, if requested by Southwest, Centuri will consult with the Southwest Auditors with respect thereto. Unless otherwise required by applicable Law, Centuri will not make any such determination or changes without Southwest’s prior written consent (which it may withhold in its sole discretion) if such a determination or a change would be sufficiently material to be required to be disclosed in Centuri’s or Southwest’s financial statements as filed with the SEC or otherwise publicly disclosed therein. Centuri will give Southwest as much prior notice as reasonably practicable of any business combination, the acquisition of any variable interest entities or any other transaction, in each case, which could reasonably be expected to result in the consolidation by Southwest of the results of operations and financial position of an entity that is not a member of the Centuri Group.

(i) Accounting Changes Requested by Southwest. Notwithstanding Section 8.2(h), from and after the IPO Effective Date, Centuri shall make any changes in its accounting practices or accounting principles, including any changes in the interpretation or application of GAAP, that are requested by Southwest in order for Centuri’s accounting practices and principles to be consistent with those of Southwest.

(j) Special Reports of Deficiencies or Violations. Centuri will report in reasonable detail to Southwest the following events or circumstances promptly after any executive officer of Centuri or any member of the board of directors of Centuri becomes aware of such matter: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Centuri’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Centuri’s internal controls over financial reporting, (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act, (iv) any report of a material violation of Law that an attorney representing any member of the Centuri Group has formally made to any officers or directors of Centuri pursuant to the SEC’s attorney conduct rules and (v) the occurrence of any event following a reporting period that would reasonably be expected to be required by GAAP to be disclosed as a subsequent event in the consolidated financial statements of Southwest or Centuri.

8.3 Centuri Board Representation.

(a) From and after the IPO Effective Date, and:

(i) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 70% or more of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination (each person so designated, a “Southwest Designee”) by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 85.7% of the total number of directors constituting the Centuri Board (rounded up); provided, however, that at least three (3) Southwest Designees shall qualify as independent pursuant to NYSE rules and regulations;

(ii) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 60% or more, but less than 70% of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 71.4% of the total number of directors constituting the Centuri Board (rounded up); provided, however, that at least two (2) Southwest Designees shall qualify as independent pursuant to NYSE rules and regulations;

(iii) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 50% or more, but less than 60% of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 57.1% of the total number of directors constituting the Centuri Board (rounded up); provided, however, that at least one (1) Southwest Designee shall qualify as independent pursuant to NYSE rules and regulations;

(iv) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 30% or more, but less than 50% of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 42.9% of the total number of directors constituting the Centuri Board (rounded up); provided, however, that at least two (2) Southwest Designees shall qualify as independent pursuant to NYSE rules and regulations;

(v) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 20% or more, but less than 30% of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 28.6% of the total number of directors constituting the Centuri Board (rounded up); provided, however, that at least one (1) Southwest Designee shall qualify as independent pursuant to NYSE rules and regulations; and

(vi) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 5% or more, but less than 20% of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 14.3% of the total number of directors constituting the Centuri Board (rounded up);

in each case, to the extent such Southwest Designees are permitted to serve on the Centuri Board under the applicable rules of the SEC and the NYSE (giving effect to any “controlled company” exemption applicable thereto).

(b) Prior to the Disposition Date, Centuri shall take advantage of all available “controlled company” exemptions under the rules of the stock exchange on which Centuri’s shares are listed, including exemptions from compliance with certain corporate governance requirements relating to director independence. Commencing with the annual meeting of stockholders of Centuri to be held for the first fiscal year following the IPO Effective Date and prior to each annual meeting of stockholders of Centuri thereafter, Southwest shall be entitled to present to the Centuri Board or any nominating committee thereof for nomination thereby such number of Southwest Designees for election to the Centuri Board at such annual meeting as would result in Southwest having the appropriate number of Southwest Designees on the Centuri Board as determined pursuant to this Section 8.3.

(c) Centuri shall include those Southwest Designees designated in accordance with the terms of this Section 8.3 in Centuri’s proxy materials and form of proxy disseminated to stockholders of Centuri in connection with the election of directors (including at any special meeting of stockholders held for the election of directors) and unless the Centuri Board (or a nominating committee thereof) determines in good faith (after consultation with outside legal counsel) that such action would result in a breach of the fiduciary duties of the Centuri Board (or a nominating committee thereof), Centuri shall include such persons in the slate of nominees recommended by the Centuri Board. Southwest shall include in its written communication of designation to the Centuri Board (or a nominating committee thereof), which shall be delivered no later than fifteen (15) days prior to the Centuri Board or nominating committee meeting to consider a slate of director nominees (which meeting Centuri shall inform Southwest of at least fifteen (15) days prior thereto), (i) director biographies in customary form and (ii) reasonably detailed information regarding the independence of each such nominee intended to qualify as independent. Centuri shall use its best efforts to cause the election of each such Southwest Designee to the Centuri Board, including nominating such Southwest Designees to be elected as directors, and unless the Centuri Board determines in good faith (after consultation with outside legal counsel) that such action would result in a breach of the fiduciary duties of the Centuri Board, by soliciting proxies in favor of the election of such persons.

(d) In the event that at any time the number of directors entitled to be designated by Southwest pursuant to this Section 8.3 decreases, Southwest shall, within fifteen (15) days of such time, identify a number of Southwest Designees to depart from the Centuri Board (the “Relevant Designated Directors”; provided, if Southwest does not so identify such Relevant Designated Directors within such time, the Relevant Designated Directors shall be Southwest Designees, in alphabetical order by last name, up to the number of Southwest Designees required to be identified) such that the number of directors designated by Southwest after such departures(s) equals the number of directors Southwest is then-entitled to designate pursuant to this Section 8.3. Such Relevant Designated Directors shall cease to be qualified, and their terms of office shall end, on the fifteenth (15th) day after their identification as such (a “Disqualification Date”) unless, prior to such date, Centuri’s nominating and corporate governance committees determine that any one or more of such Relevant Designated Directors shall remain on the Centuri Board, in which case, such one or more Relevant Designated Directors shall cease to be a Relevant Designated Director and shall also no longer be considered a Southwest Designee. In addition, if Southwest notifies Centuri that any Southwest Designee then serving on the Centuri Board shall no longer be identified as a Southwest Designee, then such Southwest Designee shall be deemed a Relevant Designated Director, and the Disqualification Date with respect to such Southwest Designee shall be the date on which such notice is given.

(e) Unless the Centuri Board (or a nominating committee thereof) determines in good faith (after consultation with outside legal counsel) that such action would result in a breach of the fiduciary duties of the Centuri Board (or a nominating committee thereof): (i) in the event that any Southwest Designee (other than a Relevant Designated Director who ceases to serve as a Southwest Designee pursuant to the first and second sentences of Section 8.3(d)) elected or appointed to the Centuri Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Centuri Board with a substitute Southwest Designee as designated by Southwest pursuant to this Section 8.3 and (ii) in the event that as a result of any increase in the size of the Centuri Board or the failure of a Southwest Designee to be elected to the Board, Southwest is entitled to designate one or more additional Southwest Designees to the Centuri Board pursuant to this Section 8.3, the Centuri Board shall appoint the appropriate number of such additional Southwest Designees (which, in the case of the failure of a Southwest Designee to be elected to the Board, may be such Southwest Designee).

(f) In the event that Southwest has designated less than the total number of Southwest Designees that Southwest shall be entitled to designate under this Section 8.3, Southwest shall have the right, at any time, to designate such additional Southwest Designees to which it is entitled, in which case, unless the Centuri Board (or a nominating committee thereof) determines in good faith (after consultation with outside legal counsel) that such action would result in a breach of the fiduciary duties of the Centuri Board (or a nominating committee thereof), Centuri and the Centuri Board shall take all necessary corporate action, (i) to enable Southwest to designate such additional individuals, whether by increasing the size of the Centuri Board, or otherwise and (ii) to effect the election or appointment of such additional individuals designated by Southwest to fill such newly-created directorships or to fill any other existing vacancies.

(g) Until the Disposition Date, the chair of the Centuri Board shall not be an officer of Centuri.

(h) From and after the IPO Effective Date and for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 30% or more of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate three (3) individuals from among members of the management or board of directors of Southwest, to attend all meetings of the Centuri Board and any committee of the Centuri Board, as observers.

(i) If the Centuri Board (or a nominating committee thereof) determines in good faith (after consultation with outside legal counsel) that taking any action required by this Section 8.3 with respect to any Southwest Designee would result in a breach of the fiduciary duties of the Centuri Board (or a nominating committee thereof), it shall promptly notify Southwest in a writing that explains with reasonable detail the basis for such determination and Southwest shall be entitled to designate a substitute person as a Southwest Designee who shall be nominated (in the case of a director election by stockholders) or appointed (in the case of a vacancy) as a director of Centuri by the Centuri Board in accordance with, and subject to, this Section 8.3; provided, for the avoidance of doubt, if such determination of the Centuri Board (or a nominating committee thereof) relates to the recommendation by the Centuri Board of a Southwest Designee, Southwest may at its election require that such Southwest Designee be included in Centuri’s proxy materials and form of proxy disseminated to stockholders of Centuri in connection with the election of directors and, if such Southwest Designee is not elected to the Centuri Board, Southwest shall continue to have any rights (including pursuant to Section 8.3(e)) it otherwise has pursuant to this Agreement.

8.4 Committees. From and after the IPO Effective Date until the Disposition Date, any committee of the Centuri Board, and any subcommittee thereof, shall, unless Southwest consents otherwise, be composed of a number of Southwest Designees such that the number of Southwest Designees serving thereon as compared to the total directors serving thereon is equal in proportion to the number of Southwest Designees on the Centuri Board as compared to the total number of directors on the Centuri Board; provided that the Southwest Designees on any committee of the Centuri Board or subcommittee thereof shall comply with the applicable director independence requirements under applicable Law, after taking into account all available “controlled company” exemptions under the rules of the stock exchange on which the Centuri Capital Stock is listed.

8.5 Other Covenants.

(a) In addition to the other covenants contained in this Agreement and the Ancillary Agreements, Centuri hereby covenants and agrees that from and after the IPO Effective Date until the later of (i) the Disposition Date or (ii) the time at which Centuri ceases to be a consolidated subsidiary of Southwest for financial reporting and accounting purposes, except if and to the extent that such action requires the consent of stockholders of Centuri under the General Corporation Law of the State of Delaware, Centuri shall not and shall not permit any other member of the Centuri Group to, without the prior written consent of Southwest:

(i) amend, modify, adopt or repeal (whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise) any provision of the Centuri Certificate of Incorporation, the Centuri Bylaws or equivalent organizational documents of any member of the Centuri Group;

(ii) create, incur, assume, suffer to exist or permit any other member of the Centuri Group to create, incur, assume or suffer to exist, directly or indirectly, any Indebtedness in an amount greater than (A) $10,000,000 individually, or (B) $50,000,000 in the aggregate over any one (1)-year period; provided, that Centuri shall notify Southwest in writing as promptly as practicable following the time it or any other member of the Centuri Group determines to create, incur, assume or suffer to exist any Indebtedness;

(iii) merge or consolidate with or into any other entity (other than a wholly owned Subsidiary of Centuri), or transfer (by lease, assignment, sale or otherwise) all or substantially all of Centuri Group’s assets, taken as a whole, to another entity (other than a wholly owned Subsidiary of Centuri) or agree to undertake any transaction that would constitute a change of control;

(iv) enter into any acquisition or disposition of (A) any properties or assets of any Person outside of the ordinary course of business or any equity interests of any Person, or (B) any properties or assets of any Person in the ordinary course of business consistent with past practices in one transaction or a series of related transactions where, with respect to this clause (B), the aggregate amount of consideration for all such acquisitions or dispositions in any twelve (12)-month period is equal to or more than $50,000,000 in the aggregate;

(v) (A) select an accounting firm other than the Centuri Auditors (or its affiliate accounting firms) to serve as its independent certified public accountants or (B) make any material changes in its accounting practices or accounting principles, including any changes in the interpretation or application of GAAP;

(vi) take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which would reasonably be expected to have the effect, directly or indirectly, of restricting or limiting the ability of Southwest to freely sell, transfer, assign, pledge or otherwise dispose of Centuri Capital Stock, or would restrict or limit the rights of any transferee of Southwest as a holder of Centuri Capital Stock, other than any such restrictions or limitations expressly set forth in the governing documents of Centuri in effect as of the Separation Date;

(vii) take or fail to take any actions that could reasonably result in Southwest being in breach or default of any agreement (including agreements executed after the date hereof) that (A) Southwest has provided to Centuri and (B) provides that certain actions or inactions of Southwest Affiliates (which for purposes of such agreement includes any member of the Centuri Group) may result in Southwest being in breach of or in default under such agreement; provided, however, that Centuri shall not be deemed in breach of this Section 8.5(a)(vii) to the extent that, prior to being notified by Southwest of an additional agreement or amendment to any existing agreement pursuant to this Section 8.5(a)(vii), a Centuri Group member has already taken or failed to take one or more actions that would constitute a breach of this Section 8.5(a)(vii) had such action(s) or inaction(s) occurred after such notification;

(viii) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Southwest as a Centuri stockholder either (A) solely as a result of the amount of Centuri Capital Stock owned by Southwest, or (B) in a manner not applicable to Centuri stockholders generally;

(ix) enter into any agreement that purports to bind or impose any obligations or Liabilities (including any non-competition, exclusivity, non-solicitation or similar obligations) on any member of the Southwest Group (or any director, officer or employee of any member of the Southwest Group);

(x) make or commit to make gross capital expenditures (A) in 2024 (on an annualized basis), exceeding $130 million in the aggregate, (B) in 2025, exceeding $130 million in the aggregate, (C) in 2026, exceeding $150 million in the aggregate, and (D) in 2027 and for each year thereafter, exceeding in the aggregate, an amount equal to (x) the gross capital expenditures for the immediately preceding year, multiplied by (y) a percentage obtained by adding (1) one hundred percent (100%), plus (2) the Consumer Price Index;

(xi) hire or terminate any executive officer of Centuri or designate any new executive officer of Centuri; or

(xii) effect any material change in the nature of the business of the Centuri Group, taken as a whole.

(b) In addition to the other covenants contained in this Agreement and the Ancillary Agreements, Centuri hereby covenants and agrees that from and after the IPO Effective Date until Southwest ceases to Beneficially Own at least twenty-five percent (25%) of the total voting power of the then outstanding shares of Centuri Voting Stock, Centuri shall not and shall not permit any other member of the Centuri Group to, without the prior written consent of Southwest:

(i) issue any Centuri Securities, except with respect to those Centuri Securities approved for issuance by the Centuri Board (or a committee thereof) and its stockholders pursuant to any benefit plans or arrangements approved by the Centuri Board; provided, that, Centuri shall notify Southwest at least five (5) Business Days prior to submitting any proposed issuance of Centuri Securities pursuant to any benefit plan or other similar arrangement to the Centuri Board for approval, and shall not issue any such Centuri Securities unless Southwest determines, in its sole discretion, such issuance will not cause Southwest to own, whether Beneficially Owning or in any other respect, directly or indirectly less than 80.1% of the total combined voting power of all Centuri Voting Stock and 80.1% of the total number of shares of all other Centuri Capital Stock;

(ii) take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which would reasonably be expected to have the effect, directly or indirectly, of restricting or limiting the ability of Southwest to freely sell, transfer, assign, pledge or otherwise dispose of Centuri Capital Stock, or would restrict or limit the rights of any transferee of Southwest as a holder of Centuri Capital Stock, other than any such restrictions or limitations expressly set forth in the governing documents of Centuri in effect as of the Separation Date;

(iii) adopt any equity incentive plan or expand any equity incentive plan existing as of the IPO Effective Date;

(iv) make any payment or declaration of any dividend or other distribution on any Centuri Securities or enter into any recapitalization transaction, the primary purpose of which is to pay a dividend, other than as expressly authorized in the governing documents of Centuri in effect as of the Separation Date;

(v) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Southwest as a Centuri stockholder either (A) solely as a result of the amount of Centuri Capital Stock owned by Southwest, or (B) in a manner not applicable to Centuri stockholders generally; or

(vi) change the size of the Centuri Board.

(c) Anti-Dilution Option.

(i) In addition to the other covenants contained in this Agreement and the Ancillary Agreements, if Southwest consents to the issuance by Centuri of any Centuri Capital Stock (including upon the exercise, conversion or exchange or any Centuri Securities), Centuri hereby covenants and agrees that, from and after the IPO Effective Date until the earliest of (i) the Distribution, (ii) the time at which Southwest ceases to Beneficially Own at least (A) 80.1% of the total combined voting power of all Centuri Voting Stock or (B) 80.1% of the total number of shares of all other classes of Centuri Capital Stock, as a result of affirmative action taken by or on behalf of Southwest or (iii) if the Anti-Dilution Option has been transferred to a Southwest Subsidiary, then the time at which such transferee ceases to be a Subsidiary of Southwest, whenever Centuri proposes to issue shares of Centuri Capital Stock (a “Proposed Issuance”), Centuri shall, prior to such Proposed Issuance, permit Southwest to subscribe for the number of shares of Centuri Capital Stock that is necessary for Southwest to Beneficially Own at least 80.1% of the total combined voting power of all Centuri Voting Stock and 80.1% of the total number of shares of all other classes of Centuri Capital Stock, in each case, immediately following such Proposed Issuance (the “Anti-Dilution Option”); provided, however, that issuances by Centuri of Centuri Capital Stock in connection with the IPO shall not be deemed a Proposed Issuance.

(ii) If, subject to Southwest’s consent rights pursuant to Section 8.5(b)(i), (A) Centuri proposes to issue shares of Centuri Capital Stock in exchange for cash consideration and (B) Southwest exercises its Anti-Dilution Option in connection with such Proposed Issuance pursuant to Section 8.5(c)(i), then as promptly as practicable following such exercise, Southwest shall make a payment in cash to Centuri in an amount equal to (1) the number of shares of Centuri Capital Stock to be issued to Southwest in connection with such exercise, multiplied by (2) the price per share to be received by Centuri in connection with the Proposed Issuance; provided, that the foregoing shall not apply to any issuances by Centuri of Centuri Capital Stock pursuant to any executive compensation plan.

(iii) If, subject to Southwest’s consent rights pursuant to Section 8.5(b)(i), (A) Centuri proposes to issue shares of Centuri Capital Stock in exchange for non-cash consideration or pursuant to any executive compensation plan and (B) Southwest exercises its Anti-Dilution Option in connection with such Proposed Issuance pursuant to Section 8.5(c)(i), then as promptly as practicable following such exercise, Southwest shall make a payment in cash to Centuri in an amount equal to (1) the number of shares of Centuri Capital Stock to be issued to Southwest in connection with such exercise, multiplied by (2) the closing trading price of a share of Centuri Common Stock on the trading day immediately prior to the date of exercise of the Anti-Dilution Option.

(d) Stockholder Rights Plans. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, Centuri hereby covenants and agrees that from and after the IPO Effective Date, Centuri shall not and shall not permit any other member of the Centuri Group to, adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan unless (i) for so long as Southwest Beneficially Owns at least fifty percent (50%) of the then outstanding shares of Centuri Capital Stock, Southwest is specifically exempted from such plan by its terms and (ii) for so long as Southwest Beneficially Owns less than fifty percent (50%) but at least five percent (5%) of the then outstanding shares of Centuri Capital Stock, such plan will “grandfather” Southwest (if Southwest’s Beneficial Ownership of the then outstanding shares of Centuri Capital Stock at the time of adoption of such plan is less than 1% lesser than, equal to, or greater than, the applicable trigger in such plan) at its then Beneficial Ownership amount, plus a buffer of at least one percent (1%).

(e) Notwithstanding anything in this Section 8.5 to the contrary, prior to the Sunset Date (as defined in the Tax Matters Agreement), Centuri shall not, and shall not permit any other member of the Centuri Group to, without the prior written consent of Southwest, take any action or refrain from taking any action that would violate Article IV of the Tax Matters Agreement.

8.6 Southwest Policies and Procedures. Prior to the Disposition Date and except as (a) otherwise agreed between the Parties from time to time, or (b) set forth in any Ancillary Agreement, Centuri consistently shall, or shall cause the Centuri Group to, implement and maintain Southwest’s business practices and standards in accordance with the Southwest policies and procedures in effect as of the Separation Time, as they may be amended or supplemented by Southwest from time to time (and, in any such event, Southwest shall provide notice to Centuri of any such amendment or supplement in accordance with Section 11.5). Notwithstanding the foregoing, Centuri may apply materiality thresholds that are lower than those contained in any such Southwest policy and procedure. Notwithstanding anything contained in this Section 8.6 to the contrary, in circumstances where a provision of the Centuri Certificate of Incorporation, Centuri Bylaws, any Ancillary Agreement, or the other governing documents of Centuri in effect as of the Separation Time, on the one hand, and a Southwest policy applicable to Subsidiaries of Southwest, on the other hand, would each apply, the provision in the Centuri Certificate of Incorporation, Centuri Bylaws, Ancillary Agreement or other governing document of Centuri shall control with respect to the Centuri Group. For the avoidance of doubt, it is understood and agreed that neither Southwest nor any member of the Southwest Group shall be subject to any policies or procedures implemented by Centuri, including any policies, procedures or limitations (other than any applicable Laws) with respect to trading in Centuri Securities.

8.7 Applicability of Rights in the Event of an Acquisition of Centuri. Subject to Section 8.5, in the event Centuri merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than Southwest), pursuant to a transaction or series of related transactions in which Southwest or any member of the Southwest Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Centuri Securities held by Southwest or any member of the Southwest Group (a “Significant Centuri Transaction”), all of the rights of Southwest set forth in this Article VIII shall continue in full force and effect and shall apply to (a) the Person the equity securities of which are received by Southwest pursuant to such transaction or series of related transactions and (b) any direct or indirect parent entity of such Person (it being understood that all other provisions of this Agreement will apply to Centuri, notwithstanding this Section 8.7). Centuri agrees that, without the consent of Southwest, it will not enter into any Significant Centuri Transaction, unless such Person (or the parent entity of such Person, as applicable) agrees to be bound by the foregoing provision.

8.8 Compliance with Organizational Documents. Centuri shall, and shall cause each of its Subsidiaries to, take any and all actions reasonably necessary to ensure continued compliance by Centuri and its Subsidiaries with the provisions of their respective certificate or articles of incorporation and bylaws (collectively, “Organizational Documents”). Centuri shall notify Southwest in writing promptly after becoming aware of any act or activity taken or proposed to be taken by Centuri or any of its Subsidiaries that resulted or would result in non-compliance with any such Organizational Documents, and so long as Southwest or any Affiliate of Southwest owns any shares of Centuri Capital Stock, Centuri shall take or refrain from taking all such actions as Southwest shall in its sole discretion determine necessary or desirable to prevent or remedy any such non-compliance.

ARTICLE IX

FURTHER ASSURANCES

9.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Separation Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Separation Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Centuri Assets and the Southwest Assets and the assignment and assumption of the Centuri Liabilities and the Southwest Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the requesting Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Separation Time, Southwest and Centuri in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Southwest, Centuri or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Without limiting the obligations set forth in this Section 9.1 and the second sentence of Section 11.6, if a final judicial decision or law of the kind referenced in Section 6.9 of the Centuri Certificate of Incorporation requires action of the Board of Directors or stockholders to have a Trigger Time Effect (as defined in the Centuri Certificate of Incorporation), then Centuri and the Centuri Board shall, and the Centuri Board shall cause Centuri to, provide or take all necessary action to obtain such approval unless the Centuri Board determines in good faith (after consultation with outside legal counsel) that doing so would result in a breach of the fiduciary duties of the Centuri Board.

Southwest and Centuri, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Centuri or any other member of the Centuri Group, on the one hand, or of Southwest or any other member of the Southwest Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement and all Ancillary Agreements may be terminated by Southwest at any time, in its sole and absolute discretion, without the approval or consent of any other Person (including Centuri), prior to the IPO Effective Date. Following the IPO Effective Date, this Agreement and all Ancillary Agreements may only be terminated by the mutual consent of Southwest and Centuri.

10.2 Effect of Termination. In the event of any termination of this Agreement prior to the IPO Effective Date, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation, the IPO and the Distribution and would not have been entered into independently.1

[1]	Note to MoFo Team: Should Charter be included here, in 11.1(c), or in any other part of this Agreement?

(c) Southwest represents on behalf of itself and each other member of the Southwest Group, and Centuri represents on behalf of itself and each other member of the Centuri Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

11.2 Governing Law. Subject to Section 11.17(c), this Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York including all matters of validity, construction, effect, enforceability, performance and remedies.

11.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable; provided, further, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, divisive merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets, so long as the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

11.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Southwest Indemnitee or Centuri Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

11.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

If to Southwest, to:

Southwest Gas Holdings, Inc.

8360 S. Durango Dr.

Post Office Box 98510

Las Vegas, Nevada 89113

Attention: General Counsel

E-mail: thomas.moran@swgas.com

with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention: Brandon Parris; David Slotkin

E-mail: bparris@mofo.com; dslotkin@mofo.com

If to Centuri, to:

Centuri Group, Inc.

19820 N. 7th Ave., Ste. 120

Phoenix, Arizona 85024

Attention: Chief Legal & Administrative Officer

E-mail: jwilcock@centuri.com

A Party may, by notice to the other Party, change the address to which such notices are to be given or made.

11.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

11.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

11.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

11.9 Expenses. Except as otherwise expressly set forth in this Agreement, any Ancillary Agreement or Schedule 11.9, or as otherwise agreed to in writing by the Parties, (a) if the IPO is consummated, then all out-of-pocket fees, costs and expenses incurred after December 15, 2022 by any member of the Southwest Group (to the extent that such fees, costs and expenses may be capitalized pursuant to GAAP) or the Centuri Group that Southwest determines, in its sole discretion, have been incurred in connection with the Separation and the IPO, including, but not limited to, the items set forth on Schedule 11.9, shall be borne by the Centuri Group and paid from the proceeds from the IPO; (b) if a Distribution is consummated following the IPO Effective Date, then all out-of-pocket fees, costs and expenses incurred after December 15, 2022 by any member of the Southwest Group or the Centuri Group that Southwest determines, in its sole discretion, have been incurred in connection with the Distribution, shall be allocated amongst the Southwest Group and the Centuri Group in Southwest’s sole discretion; and (c) if the IPO is not consummated, then all out-of-pocket fees, costs and expenses incurred after December 15, 2022 by any member of the Southwest Group or the Centuri Group that Southwest determines, in its sole discretion, have been incurred in connection with the Separation, Distribution or Other Disposition, in each case, if effected, shall be borne and paid by the Southwest Group. Notwithstanding the foregoing, the Parties agree that certain specified costs and expenses shall be allocated between the Parties and borne and be the responsibility of the applicable Party, as set forth on Schedule 11.9. If any Party (or a member of its Group) pays or has paid any out-of-pocket fees, costs and expenses incurred in connection with the Transactions (such Party, the “Actual Payor”) that were required to have been borne and paid by the other Party pursuant to this Section 11.9 (such other Party, the “Required Payor”), the Actual Payor may invoice the Required Payor for the amount of such fees, costs and expenses on a quarterly basis (which such invoice shall include reasonable documentation of the amount of such fees, costs and expenses), and the Required Payor shall be required to pay such amount to the Actual Payor within forty-five (45) days after receipt of such invoice.

11.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

11.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation, the IPO and the Distribution and shall remain in full force and effect.

11.12 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

11.13 Specific Performance. Subject to Section 7.1, Section 7.2 and Section 7.3, except as provided below, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any applicable Ancillary Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement or any applicable Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or similar security with such remedy are hereby waived. For the avoidance of doubt, the rights pursuant to this Section 11.13 shall be pursued in arbitration under Section 7.3.

11.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification; provided, that, prior to a Trigger Event (as defined in the Centuri Certificate of Incorporation), any amendments hereto or to the Tax Matters Agreement may only be effected in conformity with Section 11.17(c) hereof.

11.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; provided, for the avoidance of doubt, prior to a Trigger Event (as defined in the Centuri Certificate of Incorporation), any amendments hereto or to the Tax Matters Agreement may only be effected if a conforming amendment is made to Exhibit A or Exhibit B, as applicable, of the Centuri Certificate of Incorporation; (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first listed in the Preamble to this Agreement and (k) any reference in this Agreement to “sole discretion” shall mean that the action, determination, or other item referenced may be taken, determined or otherwise made for any reason or no reason.

11.16 Performance. Southwest will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Southwest Group. Centuri will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Centuri Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

11.17 Mutual Drafting; Precedence.

(a) This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

(b) In the event of any conflict or inconsistency between, on the one hand, the terms of this Agreement and, on the other hand, the terms of the Ancillary Agreements (other than the Transfer Documents) (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transfer Documents, the terms of this Agreement shall control to the extent of such conflict or inconsistency. Without limiting the generality of the foregoing, except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement. For the avoidance of doubt, to the extent of any inconsistency or conflict between this Agreement and the Tax Matters Agreement, the terms of the Tax Matters Agreement shall govern.

(c) Until the occurrence of a Trigger Event (as defined in the Centuri Certificate of Incorporation), notwithstanding anything herein to the contrary, (i) references herein to the Tax Matters Agreement shall be deemed references to the Tax Matters Agreement attached as Exhibit B to the Centuri Certificate of Incorporation and (ii) any amendments hereto or to the Tax Matters Agreement may only be effected if a conforming amendment is made to Exhibit A or Exhibit B, as applicable, of the Centuri Certificate of Incorporation. Notwithstanding anything herein to the contrary, with respect to any Internal Corporate Claim, this Agreement shall be deemed governed by Delaware law and such Internal Corporate Claim shall be brought exclusively in the Court of Chancery of the State of Delaware.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed by their duly authorized representatives as of the date first written above.

SOUTHWEST GAS HOLDINGS, INC.

By:
Name:
Title:

CENTURI HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Separation Agreement]